Exhibit 2.1
EXECUTION VERSION
[Important Note to Investors:  This agreement has been filed to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about EMS Technologies, Inc. or any of its subsidiaries or affiliates.  The representations, warranties and covenants contained herein were made only for purposes of this agreement and as of specific dates; were solely for the benefit of the parties to this agreement; may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of EMS Technologies, Inc. or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the agreement and may change in the future, which subsequent information may or may not be fully reflected in EMS Technologies, Inc.’s public disclosures.]
Dated 20 November 2008

Share purchase agreement
between
the persons listed in schedule 1
and
EMS Acquisition Company Limited
and
Ems Technologies, Inc.

CONTENTS

1. INTERPRETATION	2

2. CONDITIONS	11

3. SALE AND PURCHASE	13

4. PURCHASE PRICE	14

5. COMPLETION	20

6. WARRANTIES	23

7. EMPLOYEE BENEFITS	25

8. LIMITATIONS ON CLAIMS	26

9. TAX	28

10. RESTRICTIONS ON THE COVENANTORS	28

11. CONFIDENTIALITY AND ANNOUNCEMENTS	30

12. BUYER AND GUARANTOR WARRANTIES	32

13. CONSEQUENCES OF TERMINATION	33

14. FURTHER ASSURANCE	35

15. ASSIGNMENT	36

16. WHOLE AGREEMENT	37

17. VARIATION AND WAIVER	38

18. COSTS	38

19. SELLER REPRESENTATIVE	38

20. NOTICE	40

21. INTEREST ON LATE PAYMENT	42

22. SEVERANCE	42

23. AGREEMENT SURVIVES COMPLETION	42

24. THIRD PARTY RIGHTS	42

25. SUCCESSORS	43

26. COUNTERPARTS	43

i

27. LANGUAGE	43

28. GOVERNING LAW AND JURISDICTION	43

29. COMPLETION BONUSES	43

30. GUARANTEE AND INDEMNITY	43

31. NATIONAL INSURANCE	44

[1]	Contents of certain of the parties’ schedules and attachments to the Merger Agreement (identified with an asterisk (*) in each case) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any such schedule or attachment supplementally to the Securities and Exchange Commission upon request.

THIS AGREEMENT is dated 20 November 2008
PARTIES
(1)	The persons whose names and addresses are set out in Part 1 of Schedule 1 (Sellers).

(2)	EMS ACQUISITION COMPANY LIMITED incorporated in England & Wales with company number 6733194 whose registered office is at Green Lane, Tewkesbury, Gloucestershire GL20 8HD (Buyer).

(3)	EMS TECHNOLOGIES, INC. incorporated in the State of Georgia, United States of America whose principal place of business is at PO Box 7700, Norcross, GA 30091 7700 USA as guarantor and indemnifier (Guarantor).
BACKGROUND
(A)	At the date of this agreement the Company has issued share capital of £333,353.66 divided into 6,666,684 ordinary shares of 5p each and 1,946,185 preferred ordinary shares of 0.001p each.

(B)	At the date of this agreement there are subsisting Options to subscribe for 816,890 ordinary “A” shares of 5p each in the capital of the Company at an exercise price of £1 per share and 259,000 ordinary “A” shares at an exercise price of £3.60 per share.

(C)	The Sellers have agreed subject to the terms and conditions of this agreement to procure the passing of the board resolution by the board of directors of the Company necessary for the valid exercise of all Options immediately prior to Completion and for a period of two months thereafter and to exercise all Options held by them on or immediately prior to Completion.

(D)	Further particulars of the Company and of the Subsidiaries at the date of this agreement are set out in Schedule 2.

(E)	The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Part 1 of Schedule 1 comprising at Completion 81.67 percent in aggregate of the issued ordinary shares and ordinary “A” shares of the Company and 100 percent of the preferred ordinary shares of the Company.

(F)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

(G)	Under the Articles of Association of the Company if the holders of not less than 75% in nominal value of the ordinary shares and ordinary “A” shares of the Company in issue wish to accept an offer in writing by any person to the holders of the entire equity share capital in the Company to acquire all their equity share capital, the remaining shareholders of the Company (Other Shareholders) are bound to accept such an offer. The parties have agreed to follow the procedure set out in Schedule 12 in this regard.
(H)	The Guarantor is the holding company of the Buyer and is a party to this agreement to enter into the guarantee and indemnity set out in clause 30, and to give the undertakings set out in clause 11 (confidentiality and announcements), and to provide the warranties set out in clause 12.
AGREED TERMS
1. INTERPRETATION
1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts:	the audited financial statements of the Company and the Subsidiaries as at and to the Accounts Date, comprising the individual accounts of the Company and the Subsidiaries, and in the case of the Company the consolidated Group accounts, including in each case the balance sheet, profit and loss account (the profit and loss account for the Company not being individually presented in the consolidated Group accounts) together with the notes thereon, the cash flow statement (for the consolidated Group accounts only) and the audito’s and Director’s reports (copies of which are attached to the Disclosure Letter).

Accounts Date:	28 September 2007.

Acquired Rights Directive:	Council Directive 2001/23/EC or any applicable legislation implementing Council Directive 2001/23/EC including, but not limited to, the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended).

Articles of Association:	the articles of association of the Company on the date of this agreement.

Business:	the business of the Company and the Subsidiaries of providing satellite-based communication products and services for telematics and microtelemetry applications.

Business Day:	a day (other than a Saturday, Sunday or public holiday) when banks in the City of London and Atlanta, Georgia are open for business.

Buyer’s Solicitors:	King & Spalding International LLP, 25 Cannon Street, London EC4M 5SE.

Cash Consideration	the sum to be paid to the Sellers’ Solicitors pursuant to clause 4.1(a) and any monies released to the Sellers’ Solicitors out of the Working Capital Retention Account (if any) and the Escrow Retention Account.

Claim and Substantiated Claim:	have the meanings set out in clause 8.

Company:	Satamatics Global Limited, a company incorporated and registered in England and Wales with company number 5753389 whose registered office is at Miller Court, Severn Drive, Tewkesbury Business Park, Gloucestershire, GL20 8DN further details of which are set out in Part 1 of Schedule 2.

Company Trust Account:	a designated bank account to be set up by the Company for the purposes referred to in this agreement.

Companies Acts:	the Companies Act 1985 and the Companies Act 2006.

Completion:	completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Accounts:	has the meaning set out in paragraph 1 of Part 1 of Schedule 10.

Completion Date:	has the meaning given in clause 5.

Completion Option Monies:	has the meaning given in clause 4.21(c).

Completion Payment:	£30,666,667.

Conditions:	the conditions set out in paragraphs 1 – 3 of Schedule 3.

Connected:	in relation to a person, has the meaning contained in section 839 of the Taxes Act 1988.

Control:	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Covenantors:	Martin Tomlinson, Michael Roy Underwood, Royston Douglas Cole, David Lade, John Westover, Geoff Tucker, Carol Westover, Barkley Limited, Cantebury Limited, Liverpool Limited.

Director:	each person who is a director or shadow director of the Company or any of the Subsidiaries, the names of whom are set out in Schedule 2.

Disclosed:	fairly disclosed in or pursuant to the Disclosure Letter, that is to say, with sufficient details to identify the nature and scope of the matter disclosed.

Disclosure Letter:	the letter from the Warrantors to the Buyer with the same date as this agreement that is described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Distribution Proportions:	in relation to the payment of an amount on any day, and in respect of and as between any one or more of the Sellers, Other Shareholders, New Shareholders, and Late Shareholders, respectively as the case may be, the respective proportions of such amount as equals the respective proportions of shares in the capital of the Company (other than Preferred Sale Shares) held (or assumed to be held as the case may be) by such persons on such day but assuming that such persons still hold all shares in the capital of the Company sold by them to the Buyer on or prior to such day;

Due Amount:	the amount due to the Buyer in the event of a Claim being settled in the Buyer’s favour.

Employee:	means any person employed by the Company or the Subsidiaries.

Encumbrance:	any interest or equity of any person (including without limitation any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, right of set off, counterclaim, trust arrangements, and any agreement to give or create any of the foregoing and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms.

Escrow Agreement(s):	the escrow agreement(s) in the agreed form between the Buyer, the Sellers or the Seller Representative, and the Escrow Bank relating to the Working Capital Retention Account and the Escrow Retention Account.

Escrow Bank:	JP Morgan Chase or another major bank with offices in London as reasonably agreed upon by the Buyer and the Seller Representative.

Escrow Release Date:	has the meaning provided in clause 4.9.

Escrow Retention Account:	the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Agreement(s) relating to the Escrow Retention Amount.

Escrow Retention Amount:	has the meaning provided in clause 4.1(e).

Estimated Liability:	the amount claimed by the Buyer in respect of a Claim.

FCC Approval	has the meaning provided in paragraph 1 of Schedule 3.

Governmental Entity:	any federal, state or local government in any jurisdiction, any supranational government, any political subdivision thereof, or any court, administrative or regulatory agency, department, ministry, body or commission or other governmental authority or agency in any jurisdiction.

Group:	in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group. Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

Hardware:	all material computer, telecommunications and network equipment used in the supply of services to customers of the Business.

Intellectual Property Rights:	has the meaning given in paragraph 12.1 of Schedule 5.

IT Contracts:	all agreements under which the IT Systems are used, leased or maintained.

IT Systems:	the Hardware and the Software.

Late Shareholders:	being solely those New Members (as the term “New Member” is defined pursuant to Article 13.5 of the Articles of Association) holding Option Shares, as at the Working Capital Release Date;

Law:	includes any legislation (including secondary or delegated legislation), regulation, any common law (or precedent equivalent in any jurisdiction having a civil law system), constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, or legal requirement, (in each case, having the force of law).

Liabilities:	all reasonable costs, claims, expenses, damages, awards, compensation, fines, penalties or other liabilities.

Management Accounts:	the unaudited consolidated profit and loss account of the Company for the period of 10 months ended 31 July 2008 (a copy of which is attached to the Disclosure Letter).

Minority Shares	all the shares in the issued share capital of the Company on the Completion Date, other than the Sale Shares, but including for the avoidance of doubt any shares issued pursuant to the exercise of Options between the date of this agreement and Completion.

New Shareholder	means a “New Member” (as that term is defined pursuant to Article 13.5 of the Articles of Association) existing as at Completion, but shall not include any of the Sellers.

Nominated Account:	Coutts & Co Bank,

440 Strand

London WC2R 0QS

Sort Code 18-00-02

Swift Code: COUTGB22

Steptoe & Johnson Sterling Client Account Number 04789962/Iban Number; GB23COUT18000204789962;

Non-Preferred Sale Shares	the Sale Shares, other than the Preferred Sale Shares

Other Shareholders	has the meaning given in Article 13 of the Articles of Association;

Options:	options to subscribe for shares in the capital of the Company.

Option Share:	an “A” ordinary share in the capital of the Company issued and allotted following the exercise of an Option following Completion;

Option Subscription Monies:	has the meaning given in clause 4.20(b).

Preferred Sale Shares:	the 1,946,185 preferred ordinary shares of 0.001p each in the capital of the Company.

Preliminary Closing Working	has the meaning given in clause 4.3.

Capital Statement

Properties:	the Properties set out in Schedule 8 and Property means any one of them or any part or parts of any one of them.

Purchase Price:	the purchase price to be paid by the Buyer in accordance with clause 4.1.

Relevant Claim	has the meaning given in clause 4.12.

Sale Shares:	the ordinary shares and ordinary “A” shares of 5p each in the capital of the Company as listed in Schedule 1, and the Preferred Sale Shares, all of which have been issued and are fully paid, and any further shares in the Company which are issued or allotted to any of the Sellers between the time and date of this Agreement and the time at which Completion takes place.

Seller Representative:	means the person appointed from time to time in accordance with clause 19.

Sellers’ Solicitors:	Steptoe & Johnson, Fifth Floor, 99 Gresham Street, London EC2V 7NG.

Senior Employee:	means any Employee or Director entitled to a basic salary of at least £30,000 per annum.

Share Schemes:	two Enterprise Management Incentive schemes and two unapproved share option schemes referred to in the Disclosure Bundle.

Software:	material computer programs and software used in the supply of services to customers of the Business.

Subsidiary:	in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985, any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company and, in the case of the Company, any other company or entity listed in Part 2 of Schedule 2 (whether or not such entity falls within the definition of Subsidiary referred to above).

Unless the context otherwise requires the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

Supplemental Disclosure Letter:	any letter or letters from the Warrantors to the Buyer between the date of this agreement and Completion described as a Supplemental Disclosure Letter, including any bundle of documents attached to it (Supplemental Disclosure Bundle).

Supplementally Disclosed:	fairly disclosed in or pursuant to any Supplemental Disclosure Letter, that is to say, with sufficient details to identify the nature and scope of the matter disclosed.

Taxes Act:	has the meaning given to it in Part 1 of Schedule 7.

Tax Claim:	has the meaning given to it in Part 1 of Schedule 7.

Tax Covenant:	the tax covenant as set out in Part 3 of Schedule 7.

Tax or Taxation:	has the meaning given to it in Part 1 of Schedule 7.

Tax Warranties:	the Warranties in Part 2 of Schedule 7.

Taxation Authority:	has the meaning given to it in Part 1 of Schedule 7.

Taxation Statute or Tax Statute:	has the meaning given to it in Part 1 of Schedule 7.

TCGA:	has the meaning given to it in Part 1 of Schedule 7.

TMA:	has the meaning given to it in Part 1 of Schedule 7.

Transaction:	the transaction contemplated by this agreement or any part of that transaction.

Transaction Documents:	this agreement, the Disclosure Letter, any Supplemental Disclosure Letters, the Escrow Agreement(s) and any other agreement or document to be entered into by any of the parties pursuant hereto or thereto and any other documents required to be entered into by any of the parties in order to give effect to the Transaction.

VATA:	has the meaning given to it in Part 1 of Schedule 7.

Warranties:	the warranties in Schedule 5 and Part 2 of Schedule 7.

Warrantors:	those persons whose names are set out in Part 2 of Schedule 1.

Working Capital Release Date:	has the meaning given in clause 4.4.

Working Capital Retention Account:	the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Agreement(s) relating to the Working Capital Retention Amount.

Working Capital Retention Amount:	has the meaning provided in clause 4.1(b).
Clause and schedule headings do not affect the interpretation of this agreement.

1.2	A person includes a corporate or unincorporated body.

1.3	Words in the singular include the plural and in the plural include the singular.

1.4	A reference to one gender includes a reference to the other gender.

1.5	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.6	Writing or written includes faxes but not e-mail.

1.7	Documents in agreed form are documents in the form agreed by the parties, acting reasonably, after the date of this agreement, save where otherwise indicated in this agreement in terms that such form shall be in the form agreed by the parties on or before the date of this agreement.

1.8	A reference in this agreement to other documents referred to in this agreement or similar expression is a reference to the Transaction Documents.

1.9	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	References to “Subsidiary” or “Subsidiaries” are references to a Subsidiary or Subsidiaries of the Company.

1.11	Reference to this agreement include this agreement as amended or varied in accordance with its terms.
2. CONDITIONS
2.1	Completion of this agreement is subject to the Conditions in Schedule 3 being satisfied or waived (as provided in clause 2.7) by the date and time provided in clause 2.5.

2.2	If any of the Conditions set out in Schedule 3 are not satisfied or waived by the Buyer pursuant to clause 2.7 by the date and time referred to in clause 2.5(a) or (b), this agreement shall cease to have effect immediately after that date and time except for:
(a)	the provisions set out in clause 2.4;

(b)	any rights or liabilities that have accrued under this agreement.
2.3	If the Condition set out in paragraph 1 of Schedule 3 is not satisfied or waived by the Buyer pursuant to clause 2.7 by the date and time referred to in clause 2.5, then subject to clause 2.2, the Sellers may rescind this agreement, in which case the provisions of clause 13 shall apply.

2.4	Where clause 13 applies, the following provisions shall continue to have effect, together with clause 13, notwithstanding failure to waive or satisfy the Conditions:
(a)	clause 1;

(b)	clause 2.2 and clause 2.3;

(c)	clause 11;

(d)	clause 15;

(e)	clause 16;

(f)	clause 17;

(g)	clause 18;

(h)	clause 19;

(i)	clause 20;

(j)	clause 21;

(k)	clause 22;

(l)	clause 24;

(m)	clause 25;

(n)	clause 26;

(o)	clause 27;

(p)	clause 28;

(q)	clause 30; and

(r)	clause 31.
2.5	The Sellers and the Buyer shall use all reasonable endeavours (so far as lies within their respective powers) to procure that the Condition in paragraph 1 of Schedule 3 is satisfied as soon as practicable and in any event no later than:
(a)	6.00 pm London time on the date which is six months from the date of this agreement or nine months from the date of this agreement if the application for FCC Approval is opposed by any third party (Longstop Date); or

(b)	at such later time and date as may be agreed in writing by the Sellers and the Buyer.
2.6	The Buyer and the Sellers shall cooperate fully in all actions necessary to procure the satisfaction of the Condition in paragraph 1 of Schedule 3 including, but not limited to, the provision by all parties of all information reasonably necessary to make any notification or filing or as requested by any relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required and a party shall notify the others promptly on becoming aware of anything which will or may prevent that Condition from being satisfied by the Longstop Date. Each of the Buyer and the Seller Representative (acting on behalf of the Sellers or the Warrantors, as appropriate) shall keep the other informed (Inform Obligation) of any events which would, or would be likely to, lead to failure of any of the Conditions set out in paragraphs 2 or 3, provided that the Buyer’s sole monetary remedy after Completion for a breach of the Inform Obligation shall be under the Warranties and the provisions of clause 8 and Schedule 6 shall continue to apply to any such Claim irrespective of any failure to comply with the Inform Obligation. The Buyer shall not be entitled to rely on clause 8.10 in respect of any alleged action or inaction comprising a breach of the Inform Obligation between the time of execution of this agreement and the time of Completion not amounting to fraud or dishonesty, but the Buyer’s and the Sellers’ respective rights and liabilities shall not otherwise be reduced or increased.

2.7	Subject to clause 2.8, the Buyer may in its sole discretion, to such extent as it thinks fit (and in the case of the Condition in paragraph 1 of Schedule 3 is legally entitled to do so) by written notice to the Seller Representative waive, in whole or part, any of the Conditions in paragraphs 1 to 3 (inclusive) of Schedule 3 and proceed to Completion in accordance with the procedure set out in Schedule 12 and as otherwise provided for in this agreement. In the event that any of the Conditions set out in paragraphs 2 or 3 of Schedule 3 is waived by the Buyer pursuant to this clause 2.7 and the parties proceed to Completion in respect of circumstances where between the time of execution of this Agreement and Completion the Buyer becomes aware that either (a) a Warranty was breached and/or (b) there has been a failure of any of the Conditions set out in paragraphs 2 or 3 of Schedule 3, which in either the case of (a) or (b) was the result of events, acts, circumstances or occurrences arising for the first time after the time of execution of this agreement and was not the result of fraud or wilful misconduct on the part of any of the Sellers or the Company, such waiver by the Buyer shall also be deemed to be a full and complete waiver of the Buyer’s right to claim for the relevant waived breach of any of the Warranties to the extent that the Buyer was aware of such breach at Completion within the terms of the second sentence of clause 12(a).

2.8	Notwithstanding any other provision of this agreement the Buyer shall not waive the Condition set out in paragraph 1 of Schedule 3 without the consent of the Sellers.

2.9	For the avoidance of doubt, under no circumstances shall the Sellers be liable to the Buyer for any failure of any of the Conditions in paragraphs 2 and 3 of Schedule 3. However, if Completion shall occur, other than where clause 8.8(b) applies, this shall not reduce or otherwise limit the ability of the Buyer to make a claim in respect of a breach of Warranty, including any breach of Warranty leading to or connected with a failure of any Condition.
3. SALE AND PURCHASE
3.1	On the terms of this agreement and subject to the satisfaction or waiver on or before the Completion Date of the Conditions, the Sellers shall sell, and the Buyer shall buy, with effect from Completion, the Sale Shares.

3.2	Upon Completion each of the Sellers shall (in respect only of the Sale Shares to be sold by that Seller pursuant to this agreement) be deemed to have given to the Buyer the same covenants in relation to the sale of that Seller’s Sale Shares as are implied by Part I of the Law of Property (Miscellaneous Provisions) Act 1994 (“LP(MP)A”) where a disposition is expressed to be made with full title guarantee except that section 6(2) of the LP(MP)A shall be excluded and section 3(1) of the LP(MP)A shall apply as if the words “other than” to the end of the sub-section were deleted therefrom. For the avoidance of doubt, as between the Buyer and each Seller, the provisions referred to in the preceding sentence shall be deemed to be incorporated into each stock transfer form executed by the registered holders of the Sale Shares even in respect of any Sale Shares which are beneficially but not legally owned by a Seller or Sellers and the registered holder(s) of such Sale Shares is not a party to this agreement. Without prejudice to the foregoing, the Sale Shares shall be sold free and clear from all Encumbrances together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of Completion.
3.3	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the Articles of Association or otherwise.

3.4	Neither the Sellers nor the Buyer are obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.
4. PURCHASE PRICE
4.1	The Purchase Price is the Completion Payment as adjusted in accordance with clauses 4.2, 4.3, 4.20, 4.21 and 31 and Schedules 9 and 10. At Completion, subject to any adjustments pursuant to clauses 4.3, 4.20, 4.21 and 31, the Completion Payment shall be paid in cash by the Buyer as follows:
(a)	as £20,975,857, less the aggregate of the Sellers’ Distributable Proportions of the Working Capital Retention Amount (if any), to the Sellers’ Solicitors at the Nominated Account, who shall be responsible for ensuring that such sum is apportioned between the Sellers in the proportions set out opposite the Sellers’ names in column 4 of Part 1 of Schedule 1 (the Seller Proportions) and receipt by the Sellers’ Solicitors shall be a complete discharge to the Buyer who shall not be obliged to enquire as to the distribution of such sum; and

(b)	as the Working Capital Retention Amount, calculated in accordance with clause 4.3, into the Working Capital Retention Account, which shall be maintained in accordance with the provisions of clauses 4.3 to 4.7 (inclusive); and

(c)	as £891,120 (including all employer’s National Insurance Contributions) to the Company to be used to satisfy completion bonuses;

(d)	subject to clause 4.20, as £5,449,922 (representing a payment of £3.8457 per Minority Share held by Other Shareholders and New Shareholders and £3.8457 per Option Share assuming all Options are exercised following Completion), less the aggregate of the Other Shareholders’, New Shareholders’ and Late Shareholders’ Distributable Proportions of the Working Capital Retention Amount, to the Company to be held on trust in the Company Trust Account for such Other Shareholders, New Shareholders and Late Shareholders and which the Buyer shall procure, subject to clause 4.18, that the Company promptly pays to each of the Other Shareholders and New Shareholders in the Distribution Proportions;
(e)	as £3,349,749 (Escrow Retention Amount) into the Escrow Retention Account which shall be maintained in accordance with clauses 4.9 to 4.17 inclusive;

(f)	£19.46 to the Sellers’ Solicitors as agent for Cantebury Limited and Liverpool Limited in respect of the Preferred Sale Shares.
4.2	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:
(a)	for a breach of any Warranty; or

(b)	for a Tax Claim; or

(c)	under clause 4.7; or

(d)	under clause 5.10; or

(e)	under clause 7.
4.3	No later than two Business Days following receipt of FCC Approval, the Sellers shall procure that the Company shall, in good faith and in consultation with the Buyer, prepare and deliver to the Buyer a statement of its reasonable, good faith estimate of the Closing Working Capital (the Preliminary Closing Working Capital Statement) and Cash as of close of business on the Business Day before the Completion Date (less applicable costs to be paid or accrued prior to Completion pursuant to clause 18). The estimate of the Closing Working Capital included in the Preliminary Closing Working Capital Statement shall be prepared on a basis consistent with the calculations contemplated for the determination of the Closing Working Capital Statement as set out in Schedule 10. If the preliminary estimate of the Closing Working Capital as set out in the Preliminary Closing Working Capital Statement is less than minus £32,092 (such difference being referred to as a Preliminary Closing Working Capital Deficit), then the Working Capital Retention amount shall equal any amount by which the Cash estimate is less than the positive value of such Preliminary Closing Working Capital Deficit. If there is no Preliminary Closing Working Capital Deficit or if the Cash estimate is equal to or greater than the positive value of any Preliminary Closing Working Capital Deficit, the Working Capital Retention Amount shall be equal to zero, and references to the Working Capital Retention Account shall not apply. No amount shall be released out of the Working Capital Retention Account otherwise than in accordance with this clause 4.

4.4	Subject to clause 4.20, except as otherwise provided by this clause 4, the amount (if any) standing to the credit of the Working Capital Retention Account (including any accrued interest but less any applicable bank charges) after any payment has been made to the Buyer from such amount in accordance with clause 4.7 shall be released on the later of (i) as soon as practicable and in any event within 5 Business Days following agreement or determination of the Completion Accounts in accordance with the provisions of Schedule 10 and, (ii) the next business day (as that term is defined in paragraph 3 of Schedule 12) after all Options have been exercised or have otherwise lapsed or the first Business Day falling 76 days after Completion (whichever is the earlier) (the later of (i) and (ii) being the Working Capital Release Date) in each case in the Distribution Proportions as between the Sellers, Other Shareholders, Late Shareholders and New Shareholders existing at such time:
(a)	to the Sellers’ Solicitors (as agents for the Sellers); and

(b)	to the Company (to be held on trust in the Company Trust Account for the Other Shareholders, New Shareholders and Late Shareholders).
The Buyer shall procure that the Company promptly apportions and pays such sums to each of the Other Shareholders, New Shareholders and Late Shareholders in the Distribution Proportions. The Sellers’ Solicitors shall be responsible for ensuring that such sum received by them is apportioned between the Sellers in the Seller Proportions.

4.5	Any interest that may accrue on the credit balance on the Working Capital Retention Account shall be credited to the Working Capital Retention Account and any payment of principal out of the Working Capital Retention Account shall include a payment of the interest earned on such principal sum by the Working Capital Retention Account.

4.6	The liability to taxation on any interest on any amount in the Working Capital Retention Account shall be borne by the party ultimately entitled to that amount. The moneys from time to time standing to the credit of the Working Capital Retention Account shall be held by the Escrow Bank in trust for the Sellers, the Other Shareholders, New Shareholders and the Buyer respectively in the respective proportions determined to be due to them in accordance with this agreement.

4.7	If on or prior to the Working Capital Release Date it is determined in accordance with Schedules 9 and 10 that the aggregate amount of the Completion Payment exceeds the Purchase Price (as adjusted pursuant to Schedule 9), then as soon as practicable and in any event within 5 Business Days following agreement or determination of the Completion Accounts in accordance with the provisions of Schedule 10 the Seller Representative (acting on behalf of the Sellers) and the Buyer shall instruct the Escrow Bank to pay to the Buyer out of the Working Capital Retention Account the lesser of the amount of such excess and the amount standing to the credit of the Working Capital Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges). The Buyer shall have no further claim against the Sellers, the Other Shareholders or New Shareholders in respect of any such Excess and shall have no remedy in respect of such excess other than to the amount standing in the Working Capital Retention Account.

4.8	No amount shall be released out of the Escrow Retention Account otherwise than in accordance with the following provisions of this clause 4.

4.9	Except as otherwise provided by this clause 4, the amount (if any) standing to the credit of the Escrow Retention Account (including any accrued interest but less any applicable bank charges) shall be released to the Sellers’ Solicitors on the date falling 15 calendar months from the Completion Date (Escrow Release Date). The Sellers’ Solicitors shall be responsible for ensuring that such sum is apportioned between the Sellers in the Seller Proportions.

4.10	Any interest that may accrue on the credit balance on the Escrow Retention Account shall be credited to the Escrow Retention Account and any payment of principal out of the Escrow Retention Account shall include a payment of the interest earned on such principal sum by the Escrow Retention Account.

4.11	The liability to taxation on any interest on any amount in the Escrow Retention Account shall be borne by the party ultimately entitled to that amount. The moneys from time to time standing to the credit of the Escrow Retention Account shall be held by the Escrow Bank in trust for the Sellers and the Buyer in the proportions determined to be due to them in accordance with this agreement.

4.12	If a bona fide Claim (supported by a written opinion of a barrister of at least 10 years’ standing that such Claim has a reasonable prospect of success and that the amount claimed is reasonable) (Relevant Claim) has been notified by the Buyer to the Seller Representative (acting on behalf of the Sellers) prior to the Escrow Release Date, no amount shall be released to the Sellers’ Solicitors from the Escrow Retention Account in respect of the amount of such Relevant Claim otherwise than in accordance with the provisions of this clause 4 provided that, if liability in respect of such Claim has not previously been agreed upon between the Buyer and the Sellers, legal proceedings are commenced by the Buyer against the Warrantors before the date which is 30 days following the Escrow Release Date, in respect of such Relevant Claim and in the absence of such proceedings no retention shall be made in respect of such Relevant Claim.

4.13	If, prior to the Escrow Release Date a Relevant Claim is settled and there is a Due Amount, the Buyer and the Seller Representative (acting on behalf of the Sellers) shall, unless such Due Amount has been paid to the Buyer, as soon as practicable following such settlement, jointly instruct the Escrow Bank to pay to the Buyer out of the Escrow Retention Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges) and any amounts so paid shall pro tanto satisfy the Warrantors’ liability in respect of that proportion of such Due Amount(s).

4.14	As soon as practicable following the settlement of any Relevant Claim outstanding at the Escrow Release Date in respect of which there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer, instruct the Escrow Bank to pay to the Buyer out of the Escrow Retention Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges) and any amounts so paid shall pro tanto satisfy the Warrantors’ liability in respect of that proportion of such Due Amount(s). For the avoidance of doubt, the Warrantors shall remain liable, subject to clause 8 and Schedule 6, for any proportion of a Relevant Claim in respect of which there is a Due Amount in excess of the amount(s) paid from the Escrow Retention Account.

4.15	Following settlement of any Relevant Claims outstanding at the Escrow Release Date and payment of all Due Amounts to the Buyer, the Buyer and the Seller Representative (acting on behalf of the Sellers) shall, as soon as practicable, jointly instruct the Escrow Bank to pay any balance standing to the credit of the Escrow Retention Account (together with any interest which has accrued on such balance less any applicable bank charges) (and any amounts so paid shall pro tanto satisfy the Warrantors’ liability in respect of that proportion of the Due Amounts) to the Sellers’ Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Sellers in the Seller Proportions).

4.16	A Relevant Claim shall be deemed settled for the purposes of this clause 4 if:
(a)	the Seller Representative (acting on behalf of the Sellers) and the Buyer so agree in writing; or

(b)	the Relevant Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyer or the Warrantors (as the case may be) are debarred by passage of time or otherwise from making an appeal.
4.17	Notwithstanding any other provision of this clause 4 the Seller Representative (acting on behalf of the Sellers) shall be entitled to use funds (proportionate to the relevant shareholdings) that have been determined in accordance with this clause 4 to be payable to the Sellers, the Warrantors and/or the Other Shareholders from the Escrow Retention Account and/or the Working Capital Retention Account to pay his own costs and expenses (reasonably incurred) for acting in that capacity and to pay the fees of professional advisers instructed by him on behalf of the Sellers and/or the Warrantors pursuant to clause 19; Provided that any such funds from the Working Capital Retention Account may only be used in relation to the determination, preparation and agreement of the Completion Accounts and the settlement of any disputes relating to the Completion Accounts;

4.18	Subject to clause 4.20, if immediately following Completion and the receipt of monies paid pursuant to clause 4.21, if any (to the extent not previously distributed pursuant to clause 4.21), as a result of Option(s) lapsing or a failure of any person to exercise any Option on or prior to Completion there are surplus funds (Surplus) in the Company Trust Account for distribution to Other Shareholders and New Shareholders in accordance with clause 4.1(d) the Buyer shall procure that such Surplus is held by the Company on trust for the Sellers, the Other Shareholders, New Shareholders and Late Shareholders in the Distribution Proportions (where such Distribution Proportions are calculated as between the Sellers, Other Shareholders, New Shareholders, and Late Shareholders and which Surplus (together with any interest accrued thereon) shall be paid by the Company on the earlier of:- (i) the next Business Day after all Options have been exercised or have otherwise lapsed; and (ii) the first Business Day falling 76 days after Completion to:
(a)	all Late Shareholders who shall first be paid from such Surplus the sum of £3.8457 per Option Share plus any sum remaining in the Company Trust Account paid in pursuant to clause 4.21 plus accrued interest on such aggregated sum;

(b)	any balance remaining after such payments as referred to in clause 4.18 (a) shall be paid on such date to the Other Shareholders, New Shareholders and Late Shareholders and the Seller’s Solicitors (as agent for the Sellers) in the Distribution Proportions as between the Other Shareholders, New Shareholders, Late Shareholders and the Sellers respectively. The Sellers’ Solicitors shall be responsible for ensuring that such sum received by them is apportioned between the Sellers in the Seller Proportions.
4.19	The liability to any Taxation on any interest on any amount paid pursuant to clause 4.18 shall be borne by the party ultimately entitled to that amount.

4.20	The amounts in respect of the Completion Payment due to be paid to the Sellers’ Solicitors or the Company to be held on trust in the Company Trust Account pursuant to clause 4.1 (a), 4.1 (d), 4.4, or 4.21 as the case may be respectively, or to the Other Shareholders, New Shareholders or Late Shareholders pursuant to clause 4.18, shall each be paid under such clauses respectively less any sums lawfully due and authorised to be paid to the Company:
(a)	by and from the Sellers (in the case of the payments under 4.1(a), 4.4 and 4.21), and

(b)	by and from the Other Shareholders, New Shareholders and Late Shareholders (in the case of the payments under 4.1(d), 4.4 and 4.21),

in respect of (i) subscription monies payable to the Company on the exercise of Options (Option Subscription Monies), or (ii) Tax due from or due to be accounted for by the Company or any company in its Group, in any case in connection with the exercise of Options, and which sums shall be paid by the Buyer to the Company. No later than two Business Days prior to Completion, the Company shall provide the Buyer with the Company’s bank account details and wiring instructions for such purpose.

4.21	(a)	The Completion Payment shall be subject to increase by an amount (if any) equal to the Completion Option Monies which sums shall be paid by the Buyer immediately following Completion to the extent they are received by the Company on or before such time and, if and to the extent that Option Subscription Monies are received by the Company after such time, otherwise as soon as reasonably practicable after their receipt in cleared funds by the Company, in each case to the Sellers’ Solicitors (as agents for the Sellers) at the Nominated Account, and to the Company Trust Account (to be held on trust by the Company for the Other Shareholders, the New Shareholders and the Late Shareholders) respectively, such payments to be in the Distribution Proportions as between the Sellers on the one hand, and the Other Shareholders, New Shareholders’ and Late Shareholders on the other (aggregating their respective proportionate entitlements to determine the payment to the Company Trust Account), respectively, save that:
(i)	it shall be assumed that such persons still hold all shares in the capital of the Company sold by them to the Buyer; and

(ii)	the Option Shares shall be counted in determining such shareholdings in favour of the Other Shareholders and New Shareholders and Late Shareholders assuming for such purposes that all Options will be exercised post-Completion.
(b)	The Buyer shall procure, subject to clause 4.18, that the Company promptly applies such of the sum paid to the Company Trust Account pursuant to clause 4.21.(a) above to pay each of the Other Shareholders and New Shareholders an amount of such sum in the Distribution Proportions applicable to them respectively where such Distribution Proportions are calculated as between the Other Shareholders, the New Shareholders, and the Late Shareholders respectively but making the assumption in clause 4.21 (a) (ii) above, (the balance being retained in the Company Trust Account).

(c)	For the purposes of clause 4.21 Completion Option Monies shall equal the aggregate amount of Option Subscription Monies received by the Company in respect of the exercise of Options which have been exercised prior to or on Completion.
4.22	The Sellers’ Solicitors shall be responsible for ensuring that sums received by them pursuant to clause 4.21 are apportioned between the Sellers in the Seller Proportions.
5.	COMPLETION
5.1	Completion shall take place on the Completion Date:

(a)	at the offices of Sellers’ Solicitors at 1pm (London time); or

(b)	at any other place agreed in writing by the Sellers and the Buyer.
5.2	Completion Date means the date determined in accordance with Schedule 12 but if Completion is deferred in accordance with clause 5.5(b) or 5.6(b) means the date to which it is deferred provided that the Completion Date cannot be later than the date specified in clause 2.5 or such later date as may be agreed pursuant to that clause.
5.3	At Completion the Sellers shall:
(a)	deliver the documents and evidence set out in Parts 1 and 2 of Schedule 4;

(b)	procure the release of any charge registered against the Company prior to Completion at Companies House;

(c)	procure that the Company and each Subsidiary is released from any guarantee, surety, indemnity, mortgage, charge or other security (together “Obligations") given by it in respect of all or any of the obligations of the Sellers save that no such Obligations shall be required to be released to the extent that they relate to any Seller’s employment or directorship with the Company or a Subsidiary;
Provided that it shall be a condition precedent to the transfer of any interest in the Sale Shares pursuant to this agreement that the Buyer has first fulfilled its obligations under clause 5.4.
5.4	At Completion the Buyer shall:
(a)	pay the Completion Payment by same day bank transfer and otherwise in accordance with clause 4; and

(b)	deliver a certified copy of the resolutions adopted by the boards of directors of the Buyer and the Guarantor authorising the Transaction and the execution and delivery by the officers specified in the resolutions of this agreement, and any other documents referred to in this agreement as being required to be delivered by them; and
time shall be of the essence with respect to the Buyer’s obligations referred to in clause 5.4(a).
5.5	If the obligations of the Sellers under clause 5.3 are not complied with as required by that clause on or before the Completion Date, the Buyer may in its sole discretion without prejudice to any other rights it has:
(a)	proceed to Completion as far as is practicable; or

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

(c)	rescind this agreement, in which case the provisions of clause 13 shall apply.

5.6	If the obligations of the Buyer under clause 5.4 are not complied with in full (time being of the essence in respect of clause 5.4(a)) on or before the Completion Date, the Sellers may in their sole discretion and without prejudice to any other rights they have:
(a)	proceed to Completion as far as is practicable; or

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

(c)	rescind this agreement, in which case the provisions of clause 13 shall apply.
5.7	The Buyer or the Sellers may defer Completion under clause 5.5 and/or 5.6 (as applicable) only once in each case, but otherwise this clause 5 applies to a Completion deferred under those clauses as it applies to a Completion that has not been deferred.
5.8	At Completion, the Sellers (acting on their own behalf or by the Seller Representative) and the Buyer shall sign the Escrow Agreement(s).
5.9	The Sellers undertake to the Buyer that the Business shall be conducted in all material respects in the manner provided in Part 3 of Schedule 4 from the date of this agreement until Completion.
5.10	The Sellers shall on or before Completion procure the payment by the Company or a member of the Company’s Group, as appropriate, of all accrued payments pursuant to the management bonus plan for the financial year ending 28 September 2008 and sales incentive plans and all payments due to or in respect of Peter Chisholm (including to his pension). For the avoidance of doubt no such payments shall be shown in the Completion Accounts. The Sellers undertake to and covenant with the Buyer to pay to the Buyer on demand (by way of adjustment to and repayment of the Purchase Price, but excluding any payment for Peter Chisholm’s shares in the Company that may be due from the Buyer pursuant to Article 13 of the Articles of Association or this agreement) such amounts as are equal to and indemnify the Buyer and keep it indemnified on an after Tax basis (if Tax is payable on any of the amounts received by it under this indemnity) from and against any liabilities, claims, losses, damages, fines, penalties, costs and expenses suffered or incurred by the Company or any member of the Group as a result of or in connection with any failure by the Sellers to comply with their obligations under this clause.

6.	WARRANTIES
6.1	Subject to clause 8 and Schedule 6 each of the Warrantors severally warrants to the Buyer that each Warranty is true and accurate on the date of this agreement, save as Disclosed. The Warranties are given at the date of this agreement save as Disclosed and (save in respect of the Warranties in paragraphs 14.3 (first sentence only), 16, 17 and 20 of Schedule 5 which are given at the date of this agreement only) shall be deemed to be repeated immediately prior to Completion) save as Disclosed and, if and to the extent clause 8.8(b) applies, save as Supplementally Disclosed in accordance with clause 8.8(b). Subject to the following sentence, any liability of a Warrantor for a Due Amount shall be calculated on a pro rata basis in accordance with his or her percentage ownership of the Sale Shares in accordance with clauses 8.6 and 8.7. The Warranties contained in paragraphs 1, 2.2 and 2.6 of Schedule 5 are provided by each of the Warrantors in respect of himself and in relation to the Sale Shares being sold by him only and no Warrantor shall be responsible for such Warranties to the extent that they relate to any other Seller or the Sale Shares being sold by any other Seller.
6.2	Where liability is several in respect of any claim under this agreement, whether under the Warranties, the Tax Covenant or otherwise:
(a)	if any liability of one or some but not all of the Warrantors or the Sellers, as the case may be, is, or becomes, invalid, illegal or unenforceable in any respect, that shall not affect or impair the liabilities of any other of the Warrantors or the Sellers, as the case may be, under this agreement;

(b)	the Buyer may take such action against any one or more of the Warrantors or the Sellers, as the case may be, or may release or compromise in whole or in part the liability of any one or more of the Warrantors or the Sellers, as the case may be, under this agreement or grant any time or indulgence without affecting the liability of any other of the Warrantors or the Sellers, as the case may be, and

(c)	other than in respect of a Claim in relation to title to the Sale Shares under clause 3.2 of the agreement or paragraph 2.2 or 2.6 of Schedule 5, or any claim under clause 10 or 11 of this agreement, liability in respect of a claim against one Warrantor, or Seller, as the case may be, shall be deemed to constitute liability in respect of such claim against each other Warrantor, or Seller, as the case may be, but for the avoidance of doubt under no circumstances shall any liability of the Sellers under this agreement be joint and several.
6.3	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.
6.4	Warranties given so far as the Warrantors are aware or to the best of the knowledge, information and belief of the Warrantors or by any similar qualifications are deemed to be limited to matters within the actual awareness of any of the Warrantors on the date of this Agreement. For the avoidance of doubt, the actual knowledge of each Warrantor shall be attributed to each other Warrantor for these purposes.

6.5	Other than in respect of the Warranties set out in paragraphs 4, 7 and 8 of Schedule 5, the Warrantors and the Buyer agree that:
(a)	the Warranties set out in paragraph 12 of Schedule 5 are the only Warranties given in respect of Intellectual Property;

(b)	the Warranties set out in paragraphs 2.11, 14 and 18 of Schedule 5 and, to the extent applicable, the Tax Warranties, are the only Warranties given in respect of employees of the Company or any of the Subsidiaries, provided for the avoidance of doubt that, to the extent capable of being made as a Claim under the Tax Warranties, any Claim under the Warranties in relation to Tax in connection with such employees shall be made as a Claim under the Tax Warranties;

(c)	the Warranties set out in paragraph 15 of Schedule 5 are the only Warranties given in respect of the Properties;

(d)	the Warranties set out in paragraph 16 of Schedule 5 are the only Warranties given in respect of the Accounts; and

(e)	the Tax Warranties set out in Part 2 of Schedule 7, paragraph 2.11 of Schedule 5 and, to the extent applicable, paragraphs 14 and 18 of Schedule 5, are the only Warranties given in respect of Tax.
6.6	Subject as specifically otherwise provided in this agreement, the Warranties shall remain in full force and effect notwithstanding Completion.
6.7	The Sellers acknowledge and accept that the Buyer is entering into this agreement in reliance upon the Warranties.
6.8	The Sellers waive any claims which they or any of them might otherwise have against the Company or any Subsidiary and/or any director or employee of the foregoing in respect of the completeness or accuracy of any information supplied, or for any failure to supply information, to all or any of the Sellers, the Buyer or any of their respective advisers in connection with this agreement, the Tax Covenant, the Disclosure Letter, any Supplemental Disclosure Letter or otherwise.
6.9	All sums payable to any party pursuant to this agreement shall be paid without deduction, withholding set off or counterclaim, save as required by law.

7.	EMPLOYEE BENEFITS
7.1	The Warrantors shall indemnify the Buyer on an after Tax basis (if Tax is payable on any of the amounts received by it under this indemnity) in respect of any Liabilities incurred by the Buyer or the Company or the Subsidiaries:
(a)	to make payments or provide benefits promised by the Sellers or the Company or the Subsidiaries to any Employee or former employee or Director or former director as a result of or by reference to the signing of this agreement or Completion which exceed £790,000 plus all employer’s National Insurance Contributions relating to such sum at the prevailing rate as of the date of Completion;

(b)	in relation to Peter Chisholm’s employment or the termination of his employment or directorship including, but not limited to, relating to the Company’s or the Subsidiaries’ obligations to provide a pension to Peter Chisholm and in respect of any deficit or winding-up liability relating to such pension;

(c)	in relation to Brian Hester’s employment or the termination of his employment or directorship;

(d)	in relation to the company car provided to Roy Cole;

(e)	in relation to any act or omission by the Company or its Subsidiaries prior to Completion in connection with any intra-group reorganisation or transfer of Employees (whether or not pursuant to the Acquired Rights Directive) between 1 October 2008 and Completion with respect to any Employee or former employee or Director or former director or any representatives of such individuals (including, but not limited to, any claim or demand by any Employee or former employee or Director or former director or any representatives of such individuals for unfair dismissal, wrongful dismissal, breach of contract, a redundancy payment, discrimination, a failure to inform and/or consult employees or their representatives, a failure to make arrangements for the election of representatives, a failure to provide employee liability information, a protective award, damages, costs, expenses or compensation); and

(f)	in relation to any act or omission by the Company or its Subsidiaries before Completion in relation to any Share Scheme offered to any Employee or former employee or Director or former director or in relation to any holder of any Option, but excluding any Liabilities which are Tax Liabilities if and to the extent that a Claim may be made in respect of such Liabilities under the Tax Covenant.

8.	LIMITATIONS ON CLAIMS
8.1	The definitions and rules of interpretation in this clause apply in this agreement.

Claim: any claim by the Buyer under this agreement whether under the Warranties, clause 7, the Tax Covenant or otherwise but excluding a claim made under clause 10 or 11 (other than in the case of clause 8.4 or 8.9, in respect of which a Claim shall also include a claim made under clause 10 or 11).

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.
8.2	Subject to clause 8.10, this clause limits the liability of the Warrantors in relation to any Claim.
8.3	The maximum aggregate liability of the Warrantors in respect of all and any Claims (other than Tax Claims and Claims in respect of paragraphs 1 and 2.2, 2.3, 2.4, 2.6, 2.8 and 2.11 of Schedule 5) shall not exceed £3,349,749.
8.4	Without affecting the provisions of clause 8.3, the maximum aggregate liability of the Warrantors in respect of all Claims (including Tax Claims and Claims in respect of paragraphs 1, 2.2, 2.3, 2.4, 2.6, 2.8 and 2.11 of Schedule 5) shall not exceed the amount of the Cash Consideration received by the Sellers (net of Tax), and the maximum individual liability of each Seller or Warrantor under this agreement shall not exceed the amount of the Cash Consideration received (net of Tax) by such individual Seller or Warrantor.
8.5	The Warrantors shall not be liable for a Claim under the Warranties (other than a Tax Claim or a Claim under paragraphs 1 or 2.2, 2.3, 2.4, 2.6, 2.8 or 2.11 of Schedule 5) unless:
(a)	the amount of such Substantiated Claim exceeds £133,333; and

(b)	the amount of all such Substantiated Claims that are not excluded under clause 8.5(a) when taken together, exceeds £1,333,333, in which case only the amount by which the limit in this clause 8.5(b) is exceeded is recoverable by the Buyer.
8.6	Subject as provided in clause 8.3, the maximum aggregate liability of each Warrantor in respect of all and any Claims (other than Tax Claims and Claims in respect of paragraphs 1, 2.2, 2.3, 2.4, 2.6, 2.8 or 2.11 of Schedule 5 or clause 3.2 of this agreement) shall not exceed the amount set out opposite his name in column 2 of part 2 of Schedule 1 to this agreement.
8.7	Subject to clause 8.3 or 8.4, as appropriate, the liability of the Warrantors for all and any Claims (other than Claims in respect of paragraphs 1, 2.2, 2.3, 2.4, 2.6, 2.8 or

2.11 of Schedule 5 or clause 3.2 of this agreement) shall be limited to their respective proportions (expressed as a percentage) of such Claim(s) as detailed in column 3 of Part 2 of Schedule 1 to this agreement. Liability for all and any Claims in respect of paragraphs 1, 2.2, 2.3, 2.4, 2.6, 2.8 or 2.11 of Schedule 5 or clause 3.2 of this agreement, or in respect of all and any claims under clause 10 or 11 of this agreement, shall be apportioned according to each Seller’s or Warrantor’s (as the case may be) respective individual liability for such Claim and shall be limited in accordance with clause 8.4.
8.8	The Warrantors are not liable for a Claim to the extent that the Claim:
(a)	relates to matters Disclosed on or before the time of execution of this agreement (other than (i) a claim under clause 7 or 5.10 or (ii) a Claim under the Tax Covenant or (iii) to the extent a Claim relates to title to the shares in any Subsidiary in respect of the Warranties set out in paragraphs 2.3, 2.4, 2.5, 2.7, 2.9, 2.10(d), 3.1 and 3.3 of Schedule 5);

(b)	other than a Claim under clause 7 or 5.10 or a Claim under the Tax Covenant, relates to matters Supplementally Disclosed in or pursuant to any Supplemental Disclosure Letter after the date of this agreement if and to the extent that such matters comprise events, acts, circumstances or occurrences arising for the first time after the time of execution of this agreement and (i) there is a corresponding failure of any of the Conditions set out in paragraphs 2 or 3 of Schedule 3 which would have permitted the Buyer to allow this agreement to terminate under clause 2.2, provided for the avoidance of doubt that the foregoing provisions of this paragraph (b) shall apply only to the breach(es) of Warranty which would have permitted the Buyer to allow this agreement to terminate under clause 2.2;

(c)	other than a Claim under clause 7 or 5.10, relates to any matter provided for in the Accounts or the Completion Accounts or is referred to in the notes to the Accounts.
8.9	Subject to paragraphs 5 and 6 of Schedule 6, the Warrantors shall not be liable under this agreement (other than in respect of a Claim under clause 3.2 or under paragraph 1, 2.2, 2.6, 2.8, 2.9 or 2.11 of Schedule 5 or under clause 14) unless the Buyer has given the Seller Representative (acting on behalf of the Warrantors) or (in the case of a claim for which notice on the Seller Representative on behalf of all Sellers or Warrantors is not effective as referred to in clause 19.3) each individual Seller, written notice of the claim specifying in reasonable detail the nature of the claim and, if practicable, the Estimated Liability:
(a)	in the case of the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date;

(b)	in the case of a Claim under paragraph (e) of clause 7.1 of this agreement, within the period of four months from the date hereof;

(c)	in the case of any claim under clause 7.1 (except sub-clause (e)), clause 10 or clause 11, or a Claim under paragraphs 2.1, 2.3, 2.4, 2.5, 2.7 or 2.10 of Schedule 5 or under clause 5.10 or 14, within the period of six years beginning on the Completion Date;

(d)	in any other case within the period of 15 months beginning with the Completion Date; and
and the liability of the Warrantors for the Claim specified in such written notice shall absolutely determine and cease (unless the amount payable in respect of the Claim has been agreed by the Seller Representative before the expiry of the relevant period referred to in the preceding provisions of this clause 8.9) if legal proceedings have not been instituted against the Warrantors in respect of such Claim by the due service of process on the Seller Representative (acting on behalf of the Warrantors) or (in the case of a claim for which notice on the Seller Representative on behalf of all Sellers or Warrantors is not effective as referred to in clause 19.3) each individual Seller, before the later of: (i) the expiry of the relevant period referred to in the preceding provisions of this clause 8.9; and (ii) 6 months from the date of such written notice; but where a Claim (x) has arisen by reason of some liability which is contingent only or not otherwise capable of being quantified or (y) cannot reasonably be initiated until a person other than the Buyer takes action, then such 6 month period shall instead commence on the date on which the Buyer becomes aware that the liability has, in the case of (x) above, become capable of being quantified or has ceased to be contingent or in the case of (y) above, upon such action being taken, respectively; provided that the Warrantors shall not be liable for a Claim (other than a Claim to which clause 8.9(a) applies) unless legal proceedings have been instituted against the Warrantors in respect of such Claim by the due service of process on the Seller Representative (acting on behalf of the Warrantors) or by the Buyer before the sixth anniversary of this agreement (or, in the case of a Claim to which clause 8.9(c) applies, the date which is 30 days after the sixth anniversary of this agreement) and the liability of the Warrantors for all such Claims shall absolutely determine and cease on that date; and provided further that under no circumstances shall the Escrow Release Date be extended as a result of the provisions of this clause 8.9.
8.10	Nothing in this clause 8 or Schedule 6 applies to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Warrantors (or any person(s) on behalf of the Warrantors).
8.11	Subject to the preceding provisions of this clause 8, Schedule 6 shall apply in respect of Claims under this agreement.
9.	TAX

The provisions of Schedule 7 apply in this agreement.
10.	RESTRICTIONS ON THE COVENANTORS

10.1	Each of the Covenantors severally covenants with the Buyer that it shall not:
(a)	at any time during the period of two years beginning with the Completion Date in the United Kingdom, carry on or be employed, engaged or directly interested in any business which would be in competition with the Business as carried on at the Completion Date; or

(b)	at any time during the period of two years beginning with the Completion Date, solicit the custom in competition with the Business as at the Completion Date of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

(c)	at any time during the period of two years beginning with the Completion Date offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of the Subsidiaries any individual who was, at the Completion Date, a director, officer or employee holding an executive or managerial position with the Company or any of the Subsidiaries; or

(d)	at any time challenge (or assist a third party to challenge) except in defence of a claim against one or more of the Covenantors the ownership or validity of the Intellectual Property Rights owned at Completion by the Company or any of the Subsidiaries.
10.2	Nothing in this clause 10 shall prevent the Covenantors from:
(a)	carrying on their present businesses anywhere in the world to the extent that such businesses do not currently compete with the Business;

(b)	acquiring another company, business or undertaking which has as a part of its business a business which competes (directly or indirectly) with the business of the Company or the Subsidiaries, provided that such competitive businesses account for no more than 5% of the turnover of the company, business or undertaking acquired;

(c)	employing any person whose employment with the Buyer or any member of its Group is terminated by the Buyer or any member of its Group after Completion; or

(d)	advertising generally for staff and employing any person who responds to such advertisement.
10.3	The covenants in clause 10.1 are intended for the benefit of the Buyer, the Company and the Subsidiaries and apply to actions carried out by the Covenantors in any capacity and whether directly or indirectly, on the Covenantors’ own behalf, on behalf of any other person or jointly with any other person or as principal, partner, agent, shareholder, director, employee, consultant or otherwise howsoever.

10.4	Nothing in clause 10.1 prevents the Covenantors’ from holding for investment purposes only:
(a)	any units of any authorised unit trust; or

(b)	not more than 5% of any class of shares or securities of any company traded on a recognised stock exchange.
10.5	Each of the covenants in clause 10.1 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 10.1. Each of the covenants in clause 10.1 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.
10.6	The consideration for the undertakings contained in clause 10.1 is taken into account in the Purchase Price.
11.	CONFIDENTIALITY AND ANNOUNCEMENTS
11.1	Save as otherwise provided in this clause 11, the Sellers undertake to the Buyer to keep confidential the terms of this agreement and all information which they have acquired about the Company, all of its Subsidiaries and the Buyer’s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this agreement.
11.2	Save as otherwise provided in this clause 11, for the avoidance of doubt, none of the parties shall make or procure the making of any public announcement in relation to the Transaction save to the extent that the form, content and timing thereof is agreed with the other party or parties.
11.3	Save as otherwise provided in this clause 11, the Buyer undertakes to the Sellers to keep confidential the terms of this agreement and all information that it has acquired about the Sellers and to use the information only for the purposes contemplated by this agreement.
11.4	The Buyer does not have to keep confidential or restrict its use of information about the Company and the Subsidiaries after Completion.
11.5	A party does not have to keep confidential or to restrict its use of:
(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person and free from the knowledge or reasonable suspicion that such information was obtained subject to any obligations of confidence.

11.6	Any party may disclose any information that it is otherwise required to keep confidential under this clause 11:
(a)	to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	in the case of the Buyer only, to any bona fide actual or prospective assignee permitted under clause 15;

(c)	with the written consent of the other party; or

(d)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement).

(e)	to the extent that the disclosure is required:
(i)	by applicable law or by order of a court or tribunal of competent jurisdiction; or

(ii)	by a regulatory body, Taxation Authority or securities exchange or by the requirements of any regulatory body, Taxation Authority or securities exchange (whether or not such requirements have the force of law, but if not having the force of law, compliance with which is in accordance with the general practice of persons to whom such requirements are addressed, generally or specifically) (Requirements); or
(f)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(g)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(h)	to protect the disclosing party’s interest in any legal proceedings; or

(i)	to the holders of any Options or shares in the Company in order to effectuate the transactions contemplated by this agreement;
but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

11.7	Each party shall, so far as it legally may and without breaching any Requirements, supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, order of a court or tribunal of competent jurisdiction regulatory body or securities exchange to which such other party is subject.
11.8	The Proprietary Information Exchange Agreement between the Buyer and “Satamatics Limited” dated 5 September 2008 will continue to apply until Completion.
11.9	Upon the execution of this agreement the parties shall be free to issue the agreed form of press release set out in Schedule 11. Prior to Completion no other announcement or information about this Transaction may be disclosed or released by any of the parties save as is strictly necessary to secure the satisfaction of the conditions listed in paragraphs 1 and 4 of Schedule 3.
11.10	The Company or any party shall be permitted to provide a copy of this agreement to any Other Shareholder or New Shareholder who may request the same.
11.11	In the event that any of the Sellers wish to obtain insurance (or proposals for insurance) in respect of their potential liabilities under this agreement, the confidentiality obligations in this clause 11 shall not apply to any information or documents (including the Transaction Documents) which any of the Sellers reasonably provides to insurers or insurance brokers or any professional advisers who are directly involved in considering the insurance arrangements and/or advising such insurers or brokers (as the case may be) in relation to the Transaction or any aspect thereof, provided that (a) the Sellers shall first notify to the Buyer and the Guarantor the identity of such brokers and/or insurers and, if known, the identity of their advisers and (b) such right of disclosure shall be conditional upon each of such insurers and brokers executing written undertakings as to confidentiality on terms no less extensive as those set out in this clause 11 and agreeing to adhere (and procure the adherence of any of its respective officers, employees, agents, representatives or advisers who may come into contact or possession with the information required to be kept confidential under this clause 11) to the terms of this clause 11 as if each such person were a party to it.
12.	BUYER AND GUARANTOR WARRANTIES
The Buyer and the Guarantor jointly and severally warrant to the Sellers that:

(a)	as at the date of this agreement, the Buyer and the Guarantor are not aware of any fact, matter or circumstance causing any of the Warranties to be breached other than as Disclosed at the time of execution of this agreement. For these purposes a matter shall be treated as being within the awareness of the Buyer and the Guarantor if it is within the actual awareness, knowledge, information or belief of Nils Helle, Terry Hopkins, Pierre Bertrand, Richard Annett, Dave Douglas, Steve Silverman or Tim Reis;

(b)	the Buyer and the Guarantor have taken all necessary corporate and shareholder action and have the requisite power and authority to enter into and perform this agreement and the other documents referred to in it and the Guarantor does not require the approval of its shareholders in relation to the Transaction;

(c)	this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer and the Guarantor in the terms of the agreement and such other documents;

(d)	subject to receipt by the Guarantor and, to the extent relevant, the Buyer, of any approval or consent from the administrative agents or lenders under a Credit Agreement dated 29 February 2008 (the Credit Agreement), between the Guarantor and certain of its affiliates party thereto from time to time, the lenders and other financial institutions party thereto from time to time, Bank of America, National Association, as Domestic Administrative Agent (as defined therein) and Bank of America, National Association, acting through its Canada branch, as Canadian Administrative Agent (as defined therein), that may be required under the terms of the Credit Agreement to permit the Guarantor or the Buyer to effect the proposed Transaction, (and whether such approval or consent is given or refused shall not affect or diminish the Buyer’s and the Guarantor’s obligations under this agreement), compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a material default under any of the following:
(i)	any agreement or instrument to which the Buyer or the Guarantor is bound;

(ii)	any order, judgment, decree or other restriction applicable to the Buyer or the Guarantor;
which, in either case, would prevent the Buyer and the Guarantor from performing their obligations under this agreement;
(e)	on the date of this agreement the Buyer is a direct wholly owned Subsidiary of the Guarantor; and

(f)	the Guarantor has and the Buyer and the Guarantor at Completion will have sufficient funds to perform their respective obligations under this agreement without recourse to third parties outside the Buyer’s Group.
13.	CONSEQUENCES OF TERMINATION
13.1	If this agreement is terminated or rescinded under clause 2.2, 5.5(c) or 5.6(c), the parties shall have no further liability or obligation under this agreement except in respect of:

(a)	claims which arose before or gave rise to termination (including a breach of clause 2.5 or 2.6);

(b)	those provisions of this agreement referred to in clause 2.3 and any other provisions of this agreement which are expressed to survive termination of this agreement; and

(c)	the provisions of clauses 13.2 or 13.3.
13.2	If the Sellers exercise their right to rescind this agreement pursuant to clause 5.6(c):
(a)	the Buyer shall indemnify each of the Sellers and the Company against all reasonable costs and expenses including the legal and other professional fees and costs incurred by the Sellers and the Company in connection with the negotiation and preparation of this agreement and the documents referred to in this agreement; or

(b)	without prejudice to any other rights or remedies that the Sellers may have, the Buyer acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this agreement by the Buyer. Accordingly, the Sellers shall be entitled, without proof of special damages, to the remedies of injunction, specific performance in respect of the Buyer’s obligation to pay the Completion Payment in accordance with clause 4.1 or other equitable relief for any threatened or actual breach of the terms of this agreement by the Buyer. The Buyer’s obligations under this clause 13.2 shall continue notwithstanding any rescission of this agreement by the Sellers pursuant to clause 5.6(c). For the avoidance of doubt, if the Sellers are unsuccessful in obtaining an order for specific performance in respect of the Buyer’s obligation to pay the Completion Payment, the Sellers shall not be deemed to have waived their right to make a claim under the indemnity set out in clause 13.2 (a) above or against the Guarantor under clause 30 of this agreement.
13.3	(a)	If the Buyer exercises its right to rescind this agreement pursuant to clause 5.5(c) (Right to Rescind), the Sellers shall indemnify the Buyer against all reasonable costs and expenses including the legal and other professional fees and costs incurred by the Buyer or members of its Group in connection with the negotiation and preparation of this agreement and the documents referred to in this agreement (together, for the purposes of this clause 13.3, referred to as Costs). To the extent it is possible for the Buyer, acting reasonably, to identify any particular Seller(s) whose conduct or inaction gave rise wholly or partly to the Buyer’s Right to Rescind in connection with a failure by the Sellers to deliver any items required by paragraphs (a), (c), (f), (g), or (m) of Schedule 4 Part 1, such Seller(s) shall be wholly liable to the exclusion of the other Sellers to indemnify the Buyer against such Costs pursuant to this clause 13.3 in proportion to their respective individual responsibility for such event or inaction. The Sellers’ obligations under this clause 13.3 shall continue notwithstanding any rescission of this agreement by the Buyer pursuant to clause 5.5(c) but for the avoidance of doubt, the provisions of clause 8 and Schedule 6 shall not apply to any Claim under this clause 13.3; or
(b)	If the Buyer has the right to rescind under clause 5.5(c) but chooses not to do so without prejudice to any other rights or remedies that the Buyer may have, the Sellers acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this agreement by them (or any of them). Accordingly, the Buyer shall be entitled, without proof of special damages, to the remedies of injunction, specific performance in respect of the Sellers’ obligations under clauses 3 and 5.3(a) and (c) or other equitable relief for any threatened or actual breach of the terms of this agreement by the Sellers. The Sellers’ obligations under this clause 13.3 shall continue notwithstanding any rescission of this agreement by the Buyer pursuant to clause 5.5(c). For the avoidance of doubt, if the Buyer is unsuccessful in obtaining an order for specific performance in respect of any of the Sellers’ obligations, the Buyer shall not be deemed to have waived its right to make a claim under the indemnity set out in clause 13.3(a) above.
13.4	Under no circumstances shall the parties be entitled to rescind this agreement after Completion.
13.5	Any Seller(s) whose conduct gave rise to the Buyer having the Right to Rescind shall indemnify each of the other Sellers and the Company against all reasonable costs and expenses including the legal and other professional fees and costs incurred by the Sellers and the Company in connection with the negotiation and preparation of this agreement and the documents referred to in this agreement.
14.	FURTHER ASSURANCE
14.1	Each party shall execute such further documents and perform and do such further acts and things following Completion as any of the other parties may reasonably request in writing in order to carry the provisions of this agreement into full effect. The costs and expenses incurred in carrying out any such request will be paid by the party or parties making the request.
14.2	Each party agrees to co-operate with and assist the other parties in the taking of all steps necessary or appropriate to complete the Transaction, including, without limitation, the provision of information appropriate for submission to the United States Federal Communications Commission or any other relevant regulatory or governmental agencies.

15.	ASSIGNMENT
15.1	Except as provided pursuant to the following provisions of this clause 15, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document executed pursuant to this agreement.
15.2	This agreement and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the parties’ successors in title, personal representatives and permitted assignees.
15.3	The benefit of this agreement or any agreement or document entered into pursuant to this agreement is personal to the Buyer, however the Buyer may assign, the whole but not part of the Buyer’s rights and benefits (but not the Buyer’s obligations) under this agreement or any document entered into pursuant to this agreement to another member of the Buyer’s Group for as long as such member continues to be a member of the Buyer’s Group, provided that:
15.3.1	in the event that such member of the Buyer’s Group ceases to be a member of the Buyer’s Group, the benefit of this agreement or any agreement or document entered into pursuant to this agreement assigned to it shall be transferred to another member of the Buyer’s Group;

15.3.2	the permitted assignee shall not be entitled to assign any such rights to a third party other than to another member of the Buyer’s Group;

15.3.3	following assignment, the provisions of this agreement and any such other agreement or document entered into pursuant to this agreement shall (where relevant) continue to apply to limit the liability of the Sellers in relation to claims concerning a breach of this agreement to the same extent as if such assignment had not taken place (and references to the Buyer shall be construed as including references to the permitted assignee);

15.3.4	following assignment the Sellers shall not have any liability to the Buyer in relation to the rights assigned by the Buyer to any permitted assignee and any remaining obligations of the Sellers under this agreement shall instead be owed to the permitted assignee;

15.3.5	any assignment to a permitted assignee shall not affect or diminish the rights of the Sellers under this agreement or any agreement or document entered into pursuant to this agreement;

15.3.6	following the assignment of any of the Buyer’s rights under this agreement, the liability of any of the Sellers to make a payment to a permitted assignee pursuant to this agreement shall be no greater than the liability which would have arisen had no such assignment taken place and any payment made by such Seller in discharge or settlement of that liability had been made to the Buyer; and

15.3.7	no such assignment shall in any way extinguish or reduce the obligations of the Guarantor under this agreement.
15.4	Without limiting the Buyer’s rights under clause 15.3, notice of any assignment to a member of the Buyer’s Group shall promptly be given to the Sellers by the Buyer and such notice shall include an express acknowledgement in favour of the Sellers executed as a deed by the proposed assignee that it shall abide by all of the terms of this agreement.
15.5	The Buyer may mortgage, charge or assign the whole but not part only of its rights, benefits and interests (and not its obligations) under this agreement and the other Transaction Documents (the Rights) by way of security for the performance by the Buyer or any member of the Buyer’s Group (including the Guarantor) of its obligations under any deed, agreement or other instrument entered into by the Buyer or any member of the Buyer’s Group before or after the date of this agreement with a bank or other financial institution for the purpose of refinancing its or their existing indebtedness and financing its working capital, capital expenditures, investments, acquisitions and other general corporate purposes, provided that clauses 15.3.3 to 15.3.7 inclusive shall apply to any such assignment as if expressly incorporated in this clause 15.5 and the Buyer shall promptly give the Sellers notice of any such assignment (or procure the giving of the same, if any assignment has been made by the Buyer pursuant to clause 15.3). If any assignment has been made by the Buyer pursuant to clause 15.3, references in this clause 15.5 to assignment by the Buyer shall be deemed to refer to assignment by its permitted assignee under clause 15.3.
15.6	Except as expressly provided above, none of the rights of the parties under this agreement or any other agreement or document entered into this agreement may be transferred.
15.7	The Guarantor may not assign or subcontract its obligations under this agreement.
16.	WHOLE AGREEMENT
16.1	This agreement and the other Transaction Documents constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.
16.2	Nothing in this clause 16 operates to limit or exclude any liability for fraud.
16.3	Each party acknowledges that in entering into this agreement and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty (whether of fact or of law and whether made innocently or negligently) of any person other than as expressly set out in this agreement or in those documents.

17.	VARIATION AND WAIVER
17.1	Any variation of this agreement shall be in writing and signed by or on behalf of each party.
17.2	Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.
17.3	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.
17.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.
17.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.
18.	COSTS
Unless otherwise provided in this agreement, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs, provided that the Company shall bear the pre-Completion fees and disbursements (plus VAT, if any) of the Sellers’ Solicitors, to the extent that the Company has cash on hand at Completion, and that the Company shall pay such fees and disbursements out of such cash on hand, and such amounts shall be paid or accrued prior to Completion so as to be taken into consideration in the Completion Accounts.
19.	SELLER REPRESENTATIVE
19.1	The Sellers and the Warrantors hereby appoint Martin Tomlinson to act as the agent of the Sellers and the Warrantors with full power to:
(a)	without limitation, resolve all questions and disputes concerning:- (i) adjustment of the Purchase Price pursuant to Schedules 9 and 10; (ii) any Claims or indemnities; (iii) the release of funds from the Working Capital Retention Account and the Escrow Retention Account; (iv) to sign all necessary documentation and to negotiate and/or settle any disputes, Claims or indemnities and deal with any other matter howsoever arising in connection with this agreement and the transactions contemplated hereby except in respect of a Claim relating to clause 10 or the Warranties contained in paragraphs 1, 2.2 and 2.6 of Schedule 5; and (v) appoint, instruct and pay professional advisers including by the use of funds in the Working Capital Retention Account and/or the Escrow Retention Account as the Seller Representative pursuant to clause 4.17 in his sole discretion deems fit;

(b)	take such actions and execute such documents on the Sellers’ and the Warrantors’ behalf in connection with this agreement and the Escrow Agreement as the Seller Representative, in his or her sole discretion, deems proper;

(c)	enforce the rights of the Sellers and the Warrantors under this agreement and the other Transaction Documents to which they or any of them are or is a party; and

(d)	perform all other functions of the Seller Representative under this agreement, the Escrow Agreement and any other Transaction Document which refers thereto.
19.2	The Buyer shall be fully entitled to rely on the acts and agreements of the Seller Representative as the acts and agreements of the Sellers, or the Warrantors, as appropriate. The Buyer shall not be required to inquire with respect to the distribution of any payment made to the Seller Representative hereunder or under the Tax Covenant or the Escrow Agreement(s).
19.3	For the purposes of clause 20, other than in respect of claims under clauses 3.2, 10 or 11 of the agreement, or paragraph 1 of Schedule 5, or obligations which relate to title to a particular Seller or Sellers’ shares in the Company under paragraph 2.2 or 2.6 of Schedule 5, notice to the Seller Representative addressed as set out in clause 20 shall be notice to all the Sellers or all the Warrantors, as the context may require, and any notice referred to in clause 20.3 shall be signed by or on behalf of all of them. Any other notice signed by or on behalf of the Seller Representative shall when served in accordance with clause 20, take effect as a notice given by all the Sellers or all the Warrantors, as the context may require.
19.4	In the event that the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the Seller Representative shall, or, failing such appointment, the Sellers and the Warrantors shall, appoint a successor located in England and upon notifying the Buyer of such appointment, such successor shall become the Seller Representative for all purposes hereunder with full power as the Seller Representative in accordance with his terms of appointment set out above and until such time the Buyer shall be entitled to assume that his or her predecessor remains the Seller Representative for all purposes hereunder unless the predecessor has died or is incapacitated. If a Seller Representative dies or is incapacitated or becomes at any time located outside England, the Sellers’ address for service under clause 20 for the purposes of clause 19.3 shall be that of the Sellers’ Solicitors’ at

Fifth Floor, 99 Gresham Street, London EC2V 7NG or such other address in London as may be notified to the Buyer from time to time for this purpose. Items served at this address must be marked for the personal attention of Andrew Bloom and Alfred Mamlet.

19.5	The Sellers (except the Seller Representative):-
19.5.1	jointly and severally undertake to indemnify and keep indemnified the Seller Representative fully against all actions, claims, losses, demands, costs, expenses, damages or liabilities (including without limitation all legal and other professional costs and expenses and any costs and expenses incurred in enforcing this indemnity) which the Seller Representative suffers sustains or incurs as a result of his appointment as Seller Representative pursuant to this clause or as a result of any action taken by him (or as a result of him refraining from taking any action) in good faith in his capacity as Seller Representative, including without limitation in respect of fulfilment of his obligations as Seller Representative under this agreement and the Transaction Documents;

19.5.2	undertake to ratify and confirm whatever the Seller Representative does or purports to do in good faith in his role as Seller Representative;

19.5.3	undertake not to pursue any claim against the Seller Representative in relation to his conduct as Seller Representative;

19.5.4	hereby waive to the fullest extent permitted by law any claim any or all of them may at any time have against the Seller Representative in his capacity as Seller Representative; and

19.5.5	confirm that the Seller Representative owes them no duty of care other than simply to act in good faith.
20.	NOTICE

20.1	A notice given under this agreement:
(a)	shall be in writing in the English language;

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in this clause 20 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 20); and

(c)	shall be:
(i)	delivered personally or by an internationally recognised courier service; or

(ii)	sent by fax.
20.2	Any notice to be given to or by all of the Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers’ representative named in clause 20.3. Any notice required to be given to or by only some of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address as set out in Schedule 1.

20.3	The addresses for service of notice are:
(a)	For the Sellers, Mr D Koutrouki and Seller Representative:-
(i)	address: care of Satamatics Global Limited, Miller Court, Severn Drive, Tewkesbury Business Park, Tewkesbury, Gloucestershire, GL20 8DN

(ii)	fax number: +44 1684 278611
with a copy by courier or fax to Mr A Mamlet, Steptoe & Johnson LLP, 1330 Connecticut Avenue, Washington, DC, 20036, USA (fax +1 202 429 3902).
(b)	For Buyer:
(i)	address: EMS Technologies, Inc., 660 Engineering Drive, Norcross, GA 30092, USA.

(ii)	for the attention of: Mr Timothy C. Reis, Vice President and General Counsel

(iii)	fax number: + 1 770 447 4397
with a copy by courier or fax to Mr M Thompson, King and Spalding International LLP, 25 Cannon Street, London, EC4M 5SE (fax +44 20 7551 7575).
20.4	A notice is deemed to have been received:
(a)	if delivered personally or by courier, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; and
if deemed receipt under the previous paragraphs of this clause 20.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), when business next starts in the place of receipt.

20.5	To prove service by fax it is sufficient to prove that the notice was transmitted by fax to the fax number of the party.

20.6	The Buyer irrevocably appoints the Buyer’s Solicitors, and any successor in business, and each of its partners from time to time its agent to accept service of all proceedings arising out of or connected with this agreement or any document entered into pursuant to this agreement. The Buyer may change the details of the person irrevocably authorised to accept service to another name and address provided the address is within England and that it gives not less than 30 days prior notice in writing to the other parties. Until the end of the notice period, service on the former address shall remain effective.

21.	INTEREST ON LATE PAYMENT

21.1	Where a sum is required to be paid under this agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

21.2	The rate of interest shall be 2% per annum above the base lending rate for the time being of Barclays Bank PLC or such other London clearing bank as the party entitled to receive payment may nominate. Interest shall accrue on a daily basis and be compounded quarterly.

22.	SEVERANCE

22.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

22.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

23.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.	THIRD PARTY RIGHTS

The parties to this agreement do not intend that any term of this agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement, except that the Company shall be entitled to enforce the indemnity contained in clause 13.2 as if it is a party to this agreement.

25.	SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

26.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

27.	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

28.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

29.	COMPLETION BONUSES

For the avoidance of doubt, on Completion, the Company will satisfy all obligations to pay “Completion Bonuses” to key employees or directors or former employees or directors in the Company in accordance with their terms of employment up to £790,000 plus all employer’s National Insurance Contributions at the prevailing rate as of the date of Completion.

30.	GUARANTEE AND INDEMNITY

30.1	In consideration of the Sellers entering into this agreement, the Guarantor unconditionally and irrevocably guarantees, as a primary obligation to each of the Sellers, the due and punctual payment by the Buyer of all monies payable under this agreement or arising from any termination of this agreement.

30.2	If the Buyer defaults on the payment when due of any amount payable to any of the Sellers under this agreement or arising from its termination, the Guarantor shall immediately on demand by any or all of the Sellers pay that amount to the Sellers in the manner prescribed in this agreement as if the Guarantor were the Buyer.

30.3	This guarantee is a continuing guarantee and shall extend to the ultimate balance of all sums payable by the Buyer under this agreement, regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by any act, omission, matter or thing which, but for this clause 30.3, would reduce, release or prejudice any of the Guarantor’s obligations under this clause 30 (without limitation and whether or not known to it or the Sellers).

30.4	If any payment by the Buyer, or any discharge given by any Sellers, is avoided or reduced as a result of insolvency or any similar event, the liability of the Buyer and Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and each of the Sellers shall be entitled to recover the value or amount of that security or payment. The Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 30.

30.5	Until all amounts which may be or become payable by the Buyer under or in connection with this agreement have been irrevocably paid in full, the Sellers (or any trustee or agent on their behalf) may hold in an interest-bearing suspense account any moneys received from the Guarantor, or on account of the Guarantor’s liability under this clause 30, and may, as they see fit, apply or not apply any other moneys, securities or rights in respect of those amounts.

30.6	Until all amounts which may be or become payable by the Buyer under or in connection with this agreement have been irrevocably paid in full, and unless the Sellers otherwise direct in writing, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under this clause 30.

30.7	The obligations of the Guarantor shall be in addition to and independent of all other security which the Buyer may at any time hold in respect of any of the obligations of the Sellers under this agreement.

30.8	As an independent and primary obligation, without prejudice to clause 30.1 the Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified each of the Sellers from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by each of the Sellers and arising from failure of the Buyer to comply with any of its obligations, or discharge any of its liabilities under this agreement or through any of the guaranteed obligations becoming unenforceable, invalid or illegal (on any grounds, whether known to it or the Sellers or not).

31.	NATIONAL INSURANCE

The amounts in clauses 4.1(c), 7.1(a) and 8.3 will be adjusted in accordance with any change in the amount of employer’s national insurance contributions between the date of this agreement and Completion, and any surplus created by a reduction in such contributions in respect of clause 4.1(c) will be apportioned in the

Distribution Proportions as between the Sellers, Other Shareholders, New Shareholders and Late Shareholders and paid to the Sellers by way of an increase to the sum payable under clause 4.1(a)  and the balance shall be paid as an increase to the sum payable under clause 4.1 (d).
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1— Particulars of Sellers and Warrantors
[Omitted]
Part 1 — Particulars Of Sellers And Apportionment Of Purchase Price
[Omitted]
Part 1A — Preferred Sale Shares
[Omitted]

Part 2 — Particulars of Warrantors
[Omitted]

Schedule 2 — Particulars of the Company and Subsidiaries
Part 1 — The Company

Name:	Satamatics Global Limited

Registration number:	5753389

Registered office:	Miller Court, Severn Drive, Tewkesbury Business Park, Tewkesbury, Gloucestershire, GL20 8DN

Issued share capital	Amount: £333,353.66 Divided into: 6,666,684 ordinary shares of 5p each and 1,946,185 preferred ordinary shares of 0.001p each

Authorised Share Capital	Amount: £1,500,000
Divided into: 29,399,600 ordinary shares of 5p each, 600,000 ordinary ‘A’ shares of 5p each and 2,000,000 preferred ordinary shares of 0.001p each

Registered shareholders:	As listed in Legal/114 of the Disclosure Bundle

Directors:	Royston Douglas Cole
Dino Koutrouki
Martin Tomlinson
Michael Roy Underwood

Secretary:	Peter Charles Dann

Auditor	KPMG LLP

Registered Charges	None outstanding
Part 2 — The Subsidiaries

Name:	Satamatics Worldwide Limited

Registration number:	4989665

Registered office:	Miller Court, Severn Drive, Tewkesbury Business Park, Tewkesbury, Gloucestershire, GL20 8DN

Authorised share capital:	£1,000,000 divided into 1,000,000 shares of £1 each.

Issued share capital:	Amount: 6,917,055
Divided into: 4,970,870 ordinary shares of 5p each and 1,946,185 preferred ordinary shares of £1.00 each.

Registered shareholders (and number of shares held):	100% held by Satamatics Global Limited

Beneficial owner of shares (if different) and number of shares beneficially held:	Same as above

Directors and shadow directors:	Royston Douglas Cole, Dino Koutrouki

Secretary:	Peter Dann

Auditor:	KPMG LLP

Registered Charges:	None outstanding

Name:	Satamatics Limited

Registration number:	4154553

Registered office:	Miller Court, Severn Drive, Tewkesbury Business Park, Tewkesbury, Gloucestershire, GL20 8DN

Authorised share capital:	£1,000,000 divided into 1,000,000 shares of £1.00 each

Issued share capital:	9,067,249 ordinary £1.00 shares

Registered shareholders (and number of shares held):	100% held by Satamatics Global Limited

Beneficial owner of shares (if different) and number of shares beneficially held:	Same as above

Directors and shadow directors:	Royston Douglas Cole, John Robert Hatherall, Dino Koutrouki, John Harris McQueen, Richard Douglas Lane Smith, Professor Martin Tomlinson

Secretary:	Peter Charles Dann

Auditor:	KPMG LLP

Registered Charges:	None outstanding

Name:	Satamatics Network Services Limited

Registration number:	4386197

Registered office:	Miller Court, Severn Drive, Tewkesbury Business Park, Tewkesbury, Gloucestershire, GL20 8DN

Authorised share capital:	2,000,000 ordinary shares of £1.00 each

Issued share capital:	2,000,000 ordinary shares of £1.00 each

Registered shareholders (and number of shares held):	100% owned by Satamatics Limited

Beneficial owner of shares (if different) and number of shares beneficially held:	Same as above

Directors and shadow directors:	John Hatherall

Secretary:	Peter Dann

Auditor:	KPMG LLP

Registered Charges:	None outstanding

Name:	Actiontrack Services Limited

Registration number:	4630983

Registered office:	Miller Court, Severn Drive, Tewkesbury Business Park, Tewkesbury, Gloucestershire, GL20 8DN

Authorised share capital:	100,000 ordinary shares of 1p each

Issued share capital: Registered shareholders (and number of shares held):	9,474 ordinary 1p shares 100% owned by Satamatics Worldwide Limited

Beneficial owner of shares (if different) and number of shares beneficially held:	Same as above

Directors and shadow directors:	Royston Douglas Cole

Secretary:	Peter Dann

Auditor:	KPMG LLP

Registered Charges:	None outstanding

Name:	Satamatics, Inc.

Registration number:	3762997

Principal office:	c/o Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

Authorised share capital:	2,000 shares of Common Stock @ $.01 par value

Issued share capital:	1,000 shares of Common Stock

Registered shareholders (and number of shares held):	Satamatics Holdings, Inc. 1,000 shares of Common Stock

Beneficial owner of shares (if different) and number of shares beneficially held:	Same as above

Directors and shadow directors:	Dino Koutrouki, John McQueen, Dan Bryer

Secretary:	Dan Bryer

Auditor:

Registered Charges:

Name:	Satamatics Holdings Inc.

Registration number:	3646712

Principal office:	c/o Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

Authorised share capital:	1,000 shares of common stock at $.01 par value

Issued share capital:	unknown

Registered shareholder:	Satamatics Worldwide Limited

Beneficial owner of shares (if different):	Same as above

Directors and shadow directors:	Dan Bryer, John McQueen

Secretary:	Dan Bryer

Name:	Satamatics Brasil Comercialização de Segmento Espacial Ltda.

Registration number:	CNPJ/MF — 08.394.253/0001-07 NIRE — 35.2.209.5315-4

Head office:	Avenida Bernardino de Campos, 98, 14th floor, room 4, São Paulo, SP, Brazil

Authorised share capital:	R$21,675.00 (twenty-one thousand six hundred seventy-five reais), fully paid-in and divided into 21,675 (twenty-one thousand six hundred seventy-five) quotas with a par value of R$1,00 (one real) each

Issued share capital:	R$21,675.00 (twenty-one thousand six hundred seventy-five reais), fully paid-in and divided into 21,675 (twenty-one thousand six hundred seventy-five) quotas with a par value of R$1,00 (one real) each

Registered shareholder (and number of shares held):	(i) Satamatics Limited holds
20,907 (twenty thousand nine hundred seven) quotas in the amount of R$20,907.00 (twenty thousand nine hundred seven reais); and (ii) Satamatics Global Limited holds 768 (seven hundred sixty-eight) quotas in the amount of R$768.00 (seven hundred and sixty-eight reais)

Beneficial owner of shares (if different) and number of shares beneficially held:	As above

Directors and shadow directors:	Mr Jobelino Vitoriano Locateli

Secretary:	Not applicable

Auditor:	KPMG LLP

Registered Charges:	None

Schedule 3 — Conditions
1.	Regulatory approval from the U.S. Federal Communications Commission for transfer of control of licenses held by the Company and its Subsidiaries under the U.S. Communications Act of 1934, as amended (FCC Approval).

2.	There shall not, over the period (viewed as a whole) from the date of this Agreement to the date of the FCC Approval have occurred any material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits of the Company and its Subsidiaries taken as a whole excluding, in any such case, any event, circumstance or change resulting from:
(a)	changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions, or

(b)	changes in conditions generally affecting the industry;

(c)	changes in laws, regulations or accounting practices;

(d)	matters Disclosed on or before the date of this agreement or referred to in the other Transaction Documents (except in any Supplemental Disclosure Letter); or

(e)	the change in control resulting from this Transaction.

(f)	changes in projected future sales;

(g)	bankruptcy or insolvency of any customer.
Unless, with respect to paragraph (c) only above, such event, circumstance or change has a material and disproportionate impact or effect on the Company and/or its Subsidiaries as compared to other companies in its industry.

3.	On the date of the FCC Approval, (a) the Warranties (viewed as a whole) being true and accurate in all material respects, as if made on the date of Completion (except for the Warranties in paragraphs 16, 17 and 20 of Schedule 5 which shall be made as of the date of this agreement only), save as Disclosed at the time of execution of this agreement, and (b) each Warranty set out in paragraphs 1, 2.2, 2.3, 2.4, 2.6, 2.8, 2.11 and 10 of Schedule 5 being true and accurate in all respects, save as Disclosed at the time of execution of this agreement.
For the purpose of this Schedule 3, “material” shall mean having a direct negative financial effect on the Company and its Subsidiaries taken as a whole within 1 year of the date of this agreement of a value in excess of £3,066,667.

Schedule 4 — Pre-Completion and Completion Obligations
Part 1 — What the Sellers shall deliver to the Buyer at Completion
1.	At Completion, the Sellers shall deliver to the Buyer the documents and evidence set out in this Part 1 of this Schedule 4 (provided that, where any of the following documents required to be delivered to the Buyer shall be deemed to have been delivered by the Sellers making the same available at the Company’s offices, such documents shall only be required to be made available in all material respects at Completion at the Company’s (or a relevant Subsidiary’s) offices):
(a)	transfers of the Sale Shares executed by or on behalf of the registered holders in favour of the Buyer (and to the extent that Pershing Nominees Limited was not validly registered as the legal holder of all of the Preferred Shares, stamped transfers in favour of Pershing Nominees Limited);

(b)	transfers of the Minority Shares (but not including any Option Shares) executed by the registered holders in favour of the Buyer or executed on their behalf in accordance with article 13.4 or 13.5 of the Articles of Association (and one of the Accepting Shareholders (as defined in Article 13.2 in the Articles of Association) shall after Completion execute and deliver to the Buyer stock transfer forms in respect of all Option Shares issued after Completion, such execution and delivery to be made promptly after exercise).

(c)	the share certificates for the Sale Shares in the name of the registered holder or an indemnity in the agreed form for any lost or missing certificates.

(d)	the share certificates for the Minority Shares (but not including any Option Shares) in the name of the registered holder or an indemnity in the agreed form for any lost or missing certificates (and one of the Accepting Shareholders as defined in Article 13.2 in the Articles of Association) shall after Completion deliver share certificates or executed indemnities for lost share certificates in respect of all Option Shares issued after Completion, such execution and delivery to be made promptly after exercise).

(e)	a certified copy of resolutions passed by the board of directors of the Company in the agreed form resolving (i), for the purposes of Clause 3.1 ii(a) of every scheme under which Options have been granted to optionholders, that such Options may be exercised on Completion and for a period of two months thereafter following which any unexercised Options will lapse automatically and (ii) approving the allotment of all such shares pursuant to and following the exercise of such Options in accordance with their terms;

(f)	binding and irrevocable notices of exercise in respect of all Options held by any Sellers undertaking to exercise such Options immediately prior to Completion;

(g)	the original of any power of attorney (or certified copies of board or shareholder resolution (or equivalent) in the case of a corporate entity) under which any document to be delivered to the Buyer under this paragraph 1 has been executed (except any powers of attorney given pursuant to the Articles of Association);

(h)	certificates in respect of all issued shares in the capital of each of the Subsidiaries or an indemnity executed by the relevant Group company in the agreed form for any lost certificates;

(i)	the statutory registers of members, transfers and directors of the Company and the Subsidiaries incorporated in the United Kingdom (written up to the time of Completion);

(j)	the statutory registers of members, transfers and directors of the Subsidiaries incorporated in the United Kingdom, which shall be deemed to have been delivered to the Buyer by making the same available at the Sellers’ Solicitors offices, provided that the Buyer shall have no right to make a Claim for failure to deliver the same provided that they are made available in the form inspected by the Buyer on 16 November 2008 together with any amendments or additions thereto, to the extent approved by the Buyer after the date of such inspection;

(k)	the registers of members, transfers and directors of each of the Subsidiaries incorporated outside the United Kingdom (to the extent applicable in each such jurisdiction);

(l)	in relation to the Company and each of the Subsidiaries (to the extent applicable in the case of overseas Subsidiaries), the minute books, certificate of incorporation and any certificates of incorporation on change of name which shall be deemed to have been delivered to the Buyer by making the same available at the Company’s offices in the relevant jurisdiction of incorporation of such company;

(m)	the written resignation, executed as a deed and in the agreed form, of the directors and secretaries of the Company and each one of the Subsidiaries from their offices and employment with the Company or Subsidiary, in each case stating that the person concerned has no claim against the Company or any Subsidiary for breach of contract, compensation for loss of office, redundancy or on any other account whatsoever, except for Dino Koutrouki,

John McQueen, John Hatherall, Richard Smith and Dan Bryer who will resign as directors (such resignations to be executed as a deed and in the agreed form), but remain employees of the Company;
(n)	a certified copy of the minutes of the board meetings held pursuant to Part 2 of this Schedule 4;

(o)	the original counterparts of the Leases (or, to the extent the Company or any relevant Subsidiary does not have originals, copies thereof) together with all variations made thereto and notices served thereunder, which shall be deemed to have been delivered to the Buyer by making the same available at the Company’s or any Subsidiary’s offices;

(p)	statements of the balance standing to the credit/debit of all accounts of the Company and each Subsidiary within 5 Business Days prior to Completion together with a reconciliation for all withdrawals from such accounts since the dates of those statements;

(q)	copies of all bank mandates or equivalent standing instructions for the confirmations that are required to authorise the withdrawal of funds from the Company’s bank accounts and cheque books containing unused cheques relating to all bank accounts of the Company and each Subsidiary, which shall be deemed to have been delivered to the Buyer by making the same available at the Company’s offices;

(r)	The executed joint election, pursuant to paragraph 3B Schedule 1 SSCBA, between Martin Tomlinson and his employer, and HM Revenue and Customs’ approval of such an election;

(s)	The executed joint election, pursuant to paragraph 3B Schedule 1 SSCBA, between Michael Underwood and his employer, and HM Revenue and Customs’ approval of such an election;

(t)	The executed joint election, pursuant to paragraph 3B Schedule 1 SSCBA, between Andersen Cheng and his employer, and HM Revenue and Customs’ approval of such an election;

(u)	The executed joint election, pursuant to paragraph 3B Schedule 1 SSCBA, between Brian Hester and his employer, and HM Revenue and Customs’ approval of such an election, and as appropriate a section 83B election for US tax purposes;

(v)	The executed joint election, pursuant to paragraph 3B Schedule 1 SSCBA, between Nicholas Salvi and his employer, and HM Revenue and Customs’ approval of such an election, and as appropriate a section 83B election for US tax purposes; and

(w)	The executed joint election, pursuant to paragraph 3B Schedule 1 SSCBA, between Elonda Wallace and his or her employer, and HM Revenue and Customs’ approval of such an election, and as appropriate a section 83B election for US tax purposes.
Part 2 — Matters For The Board Meetings At Completion
1.	The Sellers shall cause a board meeting of the Company and each of the Subsidiaries to be held at Completion, at which the following matters will be dealt with.

2.	A resolution to approve the registration of the transfers to the Buyer of the Sale Shares and the Minority Shares, together with any Option Shares or other shares in the capital of the Company issued or allotted pursuant to the exercise of Options immediately prior to, on, or after Completion, shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

3.	All directors and secretaries of the Company and the Subsidiaries shall resign from their offices and employment with the Company or the Subsidiaries with effect from the end of the relevant board meeting, except for Dino Koutrouki, John McQueen, John Hatherall, Richard Smith and Dan Bryer who will resign as directors but remain employees of the Company.

4.	The people the Buyer nominates shall be appointed as directors and secretary of the Company and the Subsidiaries (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting.
Part 3 — Conduct Between Exchange And Completion
1.	The Company and the Subsidiaries shall carry on business in the normal course.

2.	The Company and each of the Subsidiaries shall not without the written consent of the Buyer such consent not to be unreasonably withheld or delayed:

(b)	dispose of or transfer any assets used or required for the operation of its business outside of the ordinary course on normal arm’s length terms;

(b)	create, allot, issue, repay or redeem or agree to create, allot, issue, repay or redeem any shares or loan capital or other securities convertible into shares, or grant or agree to grant any option in respect thereto, or declare, pay or make a dividend or other distribution of its assets save in respect of any shares that are required to be issued pursuant to the exercise of the Options;

(c)	borrow any sum in excess of £100,000;

(d)	terminate or give notice to terminate the appointment of any director or the contract of employment of any employee who reports directly to Dino Koutrouki;

(e)	employ or engage or vary the terms of any employee whose basic salary is in excess of £60,000 per annum;

(f)	create, extend, grant, issue or agree to create, grant or issue any material security interest over the business or its assets (other than security interests arising in the ordinary course of business);

(g)	make or agree to make capital expenditure or commitments requiring capital expenditure in excess of US$50,000 for an individual contract or US$200,000 in aggregate;

(h)	enter into an agreement or arrangement in which any Seller is interested other than as a result of their respective interests in the Sale Shares;

(i)	give or agree to give an indemnity, guarantee or other agreement to secure a third party’s obligations (except the obligations of any member of the Company’s Group incurred in connection with and for the benefit of the Business);

(j)	pay its creditors other than in the ordinary course of business;

(k)	amend, cancel, release or assign or agree to amend, cancel, release or assign any indebtedness owed to it or any claims held by it other than in the ordinary course of business;

(l)	alter its Memorandum or Articles of Association;

(m)	vary the terms (other than payment terms) of the Company’s contracts for the purchase of Inmarsat services from Telecom Italia S.p.A. and Stratos Wireless, Inc. or its manufacturing contract with Syntech Technologies Limited;

(n)	form any subsidiary, acquire any interest in any business or company, participate in any partnership, joint venture or profit/revenue sharing arrangement or enter into any scheme of arrangement or merger or enter into any contract or commitment in respect of any of the foregoing;

(o)	change its accounting reference date or make any changes to the accounting procedures or bases on which the Accounts are drawn up unless advised to do so by the Company’s auditors pursuant to a change in Law or applicable accounting rules and requirements;

(p)	appoint any person as a director of the Company or any Subsidiaries (or as an officer or director in respect of Subsidiaries incorporated outside England and Wales); or

(q)	grant any right, title or interest in any Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries other than in the ordinary course of business.
5.	The Company or any of the Subsidiaries may do anything falling within paragraph 3 of Part 3 of this Schedule 4 if the Buyer has given prior written consent which the Buyer shall not unreasonably withhold or delay.

6.	The Sellers shall not:
(a)	induce, or attempt to induce, any of the employees or directors of the Company or of any of the Subsidiaries, whether directly or indirectly, to terminate their employment or engagement before the Completion Date; or

(b)	incur any liabilities to the Company or any of the Subsidiaries, other than trading liabilities incurred in the normal course of business.
7.	No amendment, other than an amendment made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement to present or former directors of the Company or any of the Subsidiaries.

Schedule 5 — General Warranties
In this Schedule 5, where the context admits but except in paragraphs 16 and 17 of this Schedule, references to the “Company” shall include each of the Subsidiaries.
1	Power to sell the company

1.1	The Sellers have taken all necessary action and have all requisite power and authority for them to enter into and perform this agreement and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

2	Shares in the company and subsidiaries

2.1	The Sale Shares are fully paid.

2.2	The Sellers are the sole legal and beneficial owners of the Sale Shares, except that Pershing Nominees Limited a/c PSL981 is the registered legal owner of 2,254,028 Non-Preferred Sale Shares and all of the Preferred Sale Shares, which it holds on behalf of the following beneficial owners:

Michael Underwood	100,000	Non-Preferred Sale Shares

Barkley Limited	220,000	Non-Preferred Sale Shares

Cantebury Limited	923,114	Non-Preferred Sale Shares

Cantebury Limited	973,093	Preferred Sale Shares

Liverpool Limited	1,010,914	Non-Preferred Sale Shares

Liverpool Limited	973,092	Preferred Sale Shares
2.3	Part 2 of Schedule 2 lists all the Subsidiaries of the Company at the date of this agreement and sets out particulars of their issued share capital.

2.4	The Company or a Subsidiary is the sole legal and beneficial owner of the whole issued share capital of each of the Subsidiaries and the Company has no other subsidiaries apart from the Subsidiaries. The Company has not received notice, and the Warrantors are not otherwise aware:

(a)	of any dispute concerning the title to any of such shares in the Subsidiaries; and

(b)	of any other person having claimed to have title to the same or to be entitled to any interest therein.
2.5	The issued shares of the Subsidiaries are fully paid up.

2.6	The Sale Shares are free from all Encumbrances and no commitment has been made to create any Encumbrances in respect of the Sale Shares.

2.7	The shares of the Subsidiaries are free from all Encumbrances.

2.8	Save in respect of the Options, no right has been granted to any person to require the Company or any of the Subsidiaries to issue any share capital and no Encumbrance has been created by the Company or the Subsidiaries in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries.

2.9	No commitment has been given by the Company or any of the Subsidiaries to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries (or any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries) or for any of them to issue any share capital and so far as the Warrantors are aware, no person has claimed any rights in connection with any of those things.

2.10	Neither the Company nor any of the Subsidiaries:
(a)	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries; or

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has, outside its country of incorporation, any branch or permanent establishment; or

(d)	has allotted or issued any securities that are convertible into shares.
2.11	A complete, accurate and up to date schedule setting out in full the names of the holders of all Options, the option plan under which they hold the options, the number of options they hold and the total number of Options outstanding, is contained in the Disclosure Bundle.

3	Constitutional and corporate documents

3.1	The information in respect of the Company and in respect of each Subsidiary set out in Schedule 2 is true and accurate.

3.2	The copies of the memorandum and articles of association or other constitutional documents of the Company and the Subsidiaries contained in the Disclosure Bundle are true, accurate and complete in all material respects and so far as the Warrantors are aware copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.3	All statutory books and statutory registers of the Company and the Subsidiaries (other than the accounting records and minute books), or their equivalent in the case of Subsidiaries incorporated outside England and Wales, have been properly kept in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.4	All returns, particulars, resolutions and other documents which the Company or any of the Subsidiaries have been required by law to file with or deliver to the Registrar of Companies in England and Wales (or equivalent bodies in the case of Subsidiaries incorporated outside England and Wales) in the 2 years prior to the date of this agreement have been made up and filed or, as the case may be, delivered.

4	Licences, consents and compliance with the law

4.1	Save as Disclosed the Company and each of the Subsidiaries have all licences, consents, permits and authorities (together, “Licences”) necessary to carry on their business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting and in full force and effect, other than any such Licences the absence of which would not have a material adverse affect on the Company.

4.2	So far as the Warrantors are aware, no notice has been received by the Company or any of the Subsidiaries to suggest that any of the licences, consents, permits and authorities referred to in paragraph 4.1 above should be suspended, cancelled, revoked or not renewed on the same terms.

4.3	So far as the Warrantors are aware, utilisation of any of the assets of the Company or the carrying on of any aspect of the Company’s business is not in breach of any of the terms and conditions of any licence, consent or permit, in each case save as would not have a material adverse effect on the Company.

4.4	The Company and each of the Subsidiaries and (in relation to the business and assets of the Company each of the Subsidiaries) have at all times complied with all applicable Law, in each case save as would not have a material adverse affect on the Company.

4.5	So far as the Warrantors are aware, none of the products, actions or contracts of the Company or any Subsidiary do in any material respect infringe or have in any material respects infringed any competition, anti-trust, restrictive trade practice, anti-trust, fair trading or consumer protection Law applicable in any jurisdiction in which the Company or any Subsidiary carries on business or in which the activities of the Company or any Subsidiary may have an effect, in each case save as would not have a material adverse effect on the Company.

4.6	So far as the Warrantors are aware, the Subsidiaries which are incorporated in the United States of America have not taken any action in violation of applicable:
(a)	current United States Laws that prohibit such parties from transacting or dealing with terrorists, narcotics traffickers, and Governmental Entities and persons in certain countries including Burma (Myanmar), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria; or

(b)	import and export Laws, including those regulating (i) the shipment or transfer of goods, equipment, materials and software from one country or territory to another or (ii) the transfer of technology and services from a national of one country or territory to another.
4.7	The Company and the Subsidiaries which are incorporated outside the United States of America have not :
(a)	violated any applicable economic sanctions and trade embargo Laws; or

(b)	violated any import and export Laws, including those regulating (i) the shipment or transfer of goods, equipment, materials and software from one country or territory to another or (ii) the transfer of technology and services from a national of one country or territory to another.
4.8	So far as the Warrantors are aware, the Disclosure Bundle contains copies of all contracts with a Governmental Entity anywhere in the world or any official, employee or representative of any Governmental Entity in an official capacity, any political party or official or employee thereof, or any candidate for political office.

5	Insurance

5.1	The insurance policies maintained by or on behalf of the Company and the Subsidiaries are set out in the Disclosure Letter and so far as the Warrantors are aware, there are no material outstanding claims under, or in respect of the validity of, any of those policies.

5.2	So far as the Warrantors are aware, all the insurance policies are in full force and effect and are not void or voidable.

6	Power of attorney

There are no powers of attorney in force given by the Company or any of the Subsidiaries (other than those given to the directors, officers and employees to enter into trading contracts in the normal course of their duties). No person other than an Employee, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business, and the Warrantors are not aware of any person purporting to do so.

7	Disputes and investigations

7.1	Except as Disclosed, neither the Company nor any of the Subsidiaries nor, as far as the Warrantors are aware, any of its past or present directors or officers with respect to the business of the Company or any of its Subsidiaries:
(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.
7.2	Except as Disclosed, so far as the Warrantors are aware, no such proceedings, investigation or inquiry as are mentioned in paragraph 7.1 of this Schedule 5 have been threatened or are pending.

7.3	Neither the Company nor any current officer, agent or employee of the Company in respect of the Company is the subject of any injunction or other similar court order which is still in force.

8	Contracts And Trading Matters

8.1	The definition in this paragraph applies in this agreement.

Material Contract: an agreement or arrangement to which the Company or any of the Subsidiaries is a party or is bound by and which has a value in excess of US$100,000 in any calendar year to the business, profits or assets of the Company or any of its Subsidiaries.

8.2	Except for the agreements and arrangements Disclosed, neither the Company nor any of the Subsidiaries is a party to or subject to any agreement or arrangement which is a Material Contract or is outside the ordinary course of its business.

8.3	So far as the Warrantors are aware, each Material Contract is in full force and effect and binding on the parties to it. So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries have defaulted under or breached a Material Contract and so far as the Warrantors are aware, no other party to a Material Contract has defaulted under or breached such a contract.

8.4	So far as the Warrantors are aware, no notice of breach, suspension or termination in respect of a Material Contract has been received or served by the Company or any of the Subsidiaries.

8.5	So far as the Warrantors are aware, there is not outstanding, and there has not at any time during the last six years been outstanding, any agreement or arrangement to which the Company is a party and in which any Seller or any Director is or has been interested in relation to the provision of the Company’s services.

8.6	A complete, accurate and up to-date list of all customers, including agents and distributors of the Company, together with a copy of all Material Contracts with those agents and distributors, have been Disclosed.

9	Finance and guarantees

9.1	No guarantee, mortgage, charge (or their equivalents in jurisdictions outside England and Wales) has been given by or entered into by the Company or any of the Subsidiaries or any third party in respect of borrowings of the Company or the Subsidiaries.

9.2	The total amount borrowed by the Company or any of the Subsidiaries does not exceed any limitations on the borrowing powers contained:
(a)	in the memorandum and articles of association of the Company or the relevant Subsidiary; or

(b)	in any debenture or other deed or document binding on the Company or relevant Subsidiary.
9.3	No indebtedness of the Company or any of the Subsidiaries is due and payable and no security over any of the assets of the Company or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any of the Subsidiaries has received any notice the terms of which have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or the Subsidiaries.

9.4	Neither the Company nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid and there are no debts owing to the Company or the Subsidiaries other than debts that have arisen in the normal course of business.

10	Insolvency

10.1	Neither the Company nor any of the Subsidiaries:
(a)	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

(b)	has stopped paying its debts as they fall due.
10.2	So far as the Warrantors are aware, no step has been taken to initiate any process by or under which:
(a)	the ability of the creditors of the Company, or of any of the Subsidiaries, to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Company or of any of the Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of the Subsidiaries; or

(c)	a person is appointed to manage the affairs, business and assets of the Company, or any of the Subsidiaries, on behalf of the Company’s, or any of the Subsidiaries’ creditors; or

(d)	the holder of a charge over the Company’s assets or over any of the Subsidiaries’ assets is appointed to control the business and assets of the Company or any of the Subsidiaries.
10.3	Neither the Company nor any of the Subsidiaries has received notice of:
(a)	the appointment of an administrator of the Company or the Subsidiaries;

(b)	any filing of documents at court for the appointment of an administrator or the Company or the Subsidiaries; or

(c)	an intention to appoint an administrator by the Company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986, or any analogous legislation in any other jurisdiction).
11	Assets

11.1	The definition in this paragraph applies in this agreement.

Material Asset: as asset owned by the Company or any of the Subsidiaries which is included in the Accounts and is stated in the Accounts to have a value in excess of US$250,000.

11.2	The Company or one of the Subsidiaries is the full legal and beneficial owner of, and has good and marketable title to, the Material Assets other than the Properties, and any asset acquired since the Accounts Date which has a value in excess of US$250,000, except for those disposed of since the Accounts Date in the ordinary and usual course of business.

11.3	The Company or the Subsidiaries is in possession and control of all the Material Assets and those assets acquired since the Accounts Date which have a value in excess of US$250,000, except for those Disclosed as being in the possession of a third party in the normal course of business.

11.4	So far as the Warrantors are aware, all Material Assets:
(a)	are in reasonable repair and condition (taking into account their age and level of use) and are in satisfactory working order;

(b)	are not unsafe, dangerous or in such a physical condition as to contravene the Health & Safety at Work etc Act 1974.
11.5	The Company’s stock in trade is in satisfactory condition.

12	Intellectual property

12.1	The definition in this paragraph applies in this agreement.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, trade names and domain names, trade dress rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

12.2	There has been no significant adverse change in the Intellectual Property Rights taken as a whole which the Company has owned or held under licence during the 12 months prior to the date of this Agreement, and there will be no significant adverse change caused by Completion.

12.3	None of the Sellers and none of the employees or consultants of the Company own any Intellectual Property which is used by the Company.

12.4	The Company has no registered Intellectual Property Rights.

12.5	The Company owns all Intellectual Property Rights (other than trade marks and domain names) which were created by Richtec Limited or any of its Subsidiaries prior to 2005 and were used by the Company in the ordinary course of its business prior to 2005, subject to the IPR Assignment and the Licence to Manufacture between TRL Technology Limited and the Company copies of which are contained in Engineering/30 and 31 of the Disclosure Bundle.

12.6	The Disclosure Bundle includes all material licences and agreements (IP Licences) under which:
(a)	the Company uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company has licensed Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.
12.7	The Company has not licensed Intellectual Property Rights to any third party (including Richtec Limited, Syntech SW Limited and their respective Subsidiaries), other than to distributors, which would enable that third party to compete with the Business.

12.8	The Company does not use or exploit any Intellectual Property Rights which are material to the Business under an IP Licence which is terminable by the other party without cause.

12.9	No notices of termination have been served in respect of the IP Licences by any party to the IP Licences and, so far as the Warrantors are aware, the parties to the IP Licences have complied with their terms in all material respects.

12.10	All Intellectual Property Rights owned by the Company is in its sole and exclusive legal and beneficial ownership free from any Encumbrance save as Disclosed.

12.11	In the last six years, the Company has not received written notice of any challenge (or threatened challenge or Encumbrance save as Disclosed) to the Company’s ownership of any Intellectual Property Rights or to the validity of such Intellectual Property Rights.

12.12	So far as the Warrantors are aware, there is no infringement by any third party of any of the Company’s Intellectual Property Rights.

12.13	So far as the Warrantors are aware, the activities of the Company and all licensees of the Company have not infringed the Intellectual Property Rights of any third party during the last six years.

12.14	So far as the Warrantors are aware, the Company has not disclosed or permitted to be disclosed any confidential information which forms part of the Company’s Intellectual Property Rights (other than in the ordinary course of business or for the purpose of disclosure to their professional advisers) to any person except the Buyer.

13	Information technology

13.1	The Disclosure Bundle includes the terms of all material IT Contracts.

13.2	The Company owns the IT Systems or is permitted to use the IT Systems pursuant to IT Contracts.

13.3	No notices of termination have been served in respect of the IT Contracts by any party to the IT Contracts and, so far as the Warrantors are aware, the parties to the IT Contracts have complied with their terms in all material respects.

13.4	So far as the Warrantors are aware, all IT Systems are in satisfactory working order.

13.5	During the last three years, the IT Systems have not:
(a)	experienced any failure which had a material adverse effect on the business of the Company;

(b)	been infected by any virus;

(c)	been accessed by any unauthorised person.
13.6	The Company is in possession of the source code to any Software in which it owns the copyright and which it currently uses in the Business.

13.7	The Company has not used open source software as part of any proprietary application which it has licensed or otherwise made available to third parties.

14	Employment And Benefits

14.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying to the Company and its Subsidiaries affecting contractual, statutory or other relations between employers and their employees or workers and enforceable against the Company or any of the Subsidiaries by any Employee or former employee or Director or former director.

14.2	The name of each person who is a Director is set out in Schedule 2. The name of each Employee is set out in the Disclosure Bundle.

14.3	The entitlements of the Employees at Non-data room documents/2 of the Disclosure Bundle are correct and comprehensive, save as Disclosed provided that this Warranty is given as at 17 November 2008 only and is not repeated at Completion. There are no collective bargaining agreements or other agreements with a body representing any of the Employees or Directors in place regarding Employees or Directors.

14.4	There is no one who is not an Employee and who is providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or the relevant Subsidiary (including, in particular, where the individual is a consultant or an agent or is on secondment from an employer which is not a member of the Company’s Group)

14.5	There are no Employees or Directors of the Company and the Subsidiaries who are on secondment, maternity, paternity, adoption, disability or long term sick leave of two weeks or more or any former employee or Director who have or may have a statutory right to return to work.

14.6	As far as the Warrantors are aware, notice has not been served to terminate the contract of employment of any Employee of the Company or any of the Subsidiaries (whether by the relevant employer or by the Employee).

14.7	No dispute under any Employment Legislation or otherwise is outstanding with or against any Employee or former employee or Director or former director and:
(a)	the Company relating to their employment, its termination and any reference given by the Company or any of the Subsidiaries regarding them; or

(b)	any of the Subsidiaries relating to their employment, its termination or any references given by the Company or any of the Subsidiaries regarding them.
14.8	So far as the Warrantors are aware, no offer of employment has been made by the Company or by any of the Subsidiaries where the employee’s salary would exceed £30,000 which has not yet been accepted, or which has been accepted but where the employee’s employment has not started at the date of this agreement.

14.9	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or Employees of the Company or any of the Subsidiaries to terminate their employment or receive any payment or other benefit or vary such employment or terms and conditions or benefits.

14.10	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries has incurred any liability for failure to provide information or to consult with Employees or their representatives under any Employment Legislation.

14.11	Neither the Company nor any of the Subsidiaries has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, officer or Senior Employee or to their dependants in connection with the actual or proposed termination or suspension of employment or directorship or variation of an employment contract or directorship appointment agreement

14.12	Neither the Company nor any of the Subsidiaries is involved in any material industrial or trade dispute or negotiation with any trade union, group or organisation of employees or their representatives representing any of the Employees or Directors and there are no negotiations or applications for trade union recognition from any body or individual in respect of the Employees or Directors.

14.13	Neither the Company nor any Subsidiary has agreed to any future variation in the contract of any Employee or Director or to the provision of any benefits at any future date.

14.14	The Disclosure Bundle includes copies of all standard form contracts, handbooks, policies and other documents which apply to any of the Employees or Directors.

14.15	So far as the Warrantors are aware, there is no current or pending claim, dispute, disciplinary action or grievance between the Company or its Subsidiaries and any Employee or former employee or Director or former director.

14.16	There are no payments or benefits the Company or its Subsidiaries have made or provided or agreed to make or provide for any Employee, Director, former employee, former director or any spouse or dependant of any Employee or former employee or Director or former director on the termination of his or her employment or directorship.

14.17	Neither the Company nor the Subsidiaries have within a period of five years preceding the date of this Agreement been a party to a relevant transfer under the Acquired Rights Directive.

14.18	Neither the Company nor the Subsidiaries have commenced or propose to commence consultation with representatives of any of the Employees or the Employees themselves in connection with actual or proposed redundancies.

14.19	There are no amounts outstanding (including, but not limited to, bonuses, holiday pay, pension contributions and salaries) to or in respect of any Employee or former employee or Director or former director (including all contributions that the Company or any of the Subsidiaries is required to make to employees’ personal pensions) (other than in each case amounts representing remuneration accrued and due for the current pay period).

14.20	So far as the Warrantors are aware, the Company and the Subsidiaries have complied in all material respects with all legislation, regulations, codes of practice, codes of conduct, collective agreements, terms and conditions, contracts, orders, decisions, awards and other obligations to or in respect of the current and former employees or Directors and with any trade union or other body representing any of the Employees or former employees or Directors or former directors.

14.21	No loans are outstanding from the Company or the Subsidiaries to any Employee or former employee or Director or former director.

15	Property

15.1	The particulars of the Properties set out in Schedule 8 are true, complete and accurate.

15.2	Neither the Company nor any of the Subsidiaries own, occupy or use any land or buildings other than the Properties.

16	Accounts

16.1	The Accounts in respect of the Company:
(a)	were prepared in accordance with the requirements of all relevant Laws and accounting practices generally accepted in the United Kingdom at the time they were audited (including all applicable Statements of Standard Accounting Practice and Financial Reporting Standards published by the Accounting Standards Board or the Accounting Standards Committee and not superseded and all applicable Statements of Recommended Practice published by bodies recognised by the Accounting Standards Board);

(b)	show a true and fair view of the assets and liabilities of and state of affairs of the Company as at, and the profits of the Company for the accounting reference period ended on, the Accounts Date; and

(c)	in the case of consolidated financial statements, show a true and fair view of the state of affairs of the Company and the Subsidiaries as a whole.
16.2	The Management Accounts have been prepared having regard to their nature and purpose in accordance with accounting policies consistent with those used in preparing the Accounts and fairly present the profits and losses and cash at bank of the Company and the Subsidiaries for the period to which they relate.

17	Changes since the accounts date

Since the Accounts Date:
(a)	the Company and each of the Subsidiaries has conducted its business in the normal course and as a going concern; and

(b)	there has been no material deterioration in the financial or trading position, profitability or turnover of the Company and its Subsidiaries taken as a whole;

(c)	other than general economic or market conditions there has been no significant event or occurrence (including the loss of any significant customer or supplier) which has had have a material adverse affect on the Company’s business or its profitability;

(d)	save as Disclosed, the Company has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise);

(e)	the Company has not entered into, or agreed to enter into, any commitment to acquire or dispose of on capital account any material asset or made or agreed to make any capital expenditure in excess of US$200,000 other than in respect of introducing the MSAT M2M service;

(f)	there has been no material adverse change in timing or manner of the issue of invoices or the collection of debts by the Company;

(g)	taken as a whole there has been no material adverse change in the assets or liabilities of the Company;

(h)	save as Disclosed no share or loan capital has been issued or agreed to be issued by the Company;

(i)	no dividend or other distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of the Company has been repaid in whole or part or has become liable to be repaid in whole or part.
18	Retirement benefits

18.1	Save in respect of:
(a)	the Company’s obligations under clause 13.2 of the Service Agreement between Peter Chisholm and the Company dated 9 January 2008 (which terminated on 28 October 2008); and

(b)	the Company’s contributions of 5% (or 7 1/2 % in the case of Directors) of each employee’s salary towards such employees’ personal pensions;
the Company does not offer or contribute to any arrangement for the payment of benefits of any kind to or in respect of any Employee on retirement or death or early retirement and is not under any obligation to pay or provide or contribute towards benefits of any kind to or in respect of any Employee or former employee or director or former director or their dependents on retirement or death or early retirement.
18.2	The Company has complied with its statutory obligations to facilitate access for the Employees to a stakeholder pension scheme as required by section 3 of the Welfare Reform and Pensions Act 1999.

18.3	No Employee or former employee or Director or former director has a right to claims against the Company or the Subsidiaries in respect of any pension, lump sum, transfer payment or other benefits (excluding invalidity or death benefits) which are or may be due before his or her normal retirement age upon being made redundant, a dismissal or resignation as a result of rights which transferred under the Acquired Rights Directive.

19	Consequence of share acquisition by the Buyer

19.1	The Warrantors have not received notice from a third party that the acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will:
(a)	cause the Company to lose the benefit of any material licence, consent, permit, approval or authorisation (public or private);

(b)	result in a breach of, or constitute a default under any order, judgment or decree of any governmental authority by which the Company is bound or subject;
save as would not have a material adverse effect on the Company or its Business.

20	Status of customers

So far as the Warrantors are aware without having made any enquiry of such customers or of applicable public registers, no customers of the Business are in administration or liquidation.

Schedule 6 — Warrantors’ limitation of liability and conduct of claims
1.	Application of this schedule

1.1	Subject to the provisions of clause 8.10 but notwithstanding any other provision of this agreement, the provisions of this Schedule shall operate to limit the liability of the Warrantors in respect of any Claim.

1.2	For the purposes of this Schedule 6, the term “Claim” (as defined in clause 8) shall not include any Tax Claim except in paragraphs 2 and 3 of this Schedule 6 where the term “Claim” shall include a Tax Claim relating to a Tax Warranty.

2.	Mitigation and rescission

2.1	The Buyer shall, and shall procure that the Company and each of the Subsidiaries shall, upon becoming aware of a Claim becoming reasonably likely, take all reasonable steps to mitigate, minimise and, if possible, avoid, any loss or liability relating to such Claim.

2.2	The Buyer agrees that except as provided in clause 5.5 rescission shall not be available to it as a remedy for any breach of this agreement and agrees not to claim that remedy. The Buyer agrees that rescission shall not, in any event, be available to it as a remedy after Completion.

3.	Knowledge

The Buyer shall not be entitled to make a Claim under the Warranties if and to the extent that the facts or circumstances giving rise to the Claim are known to the Buyer at the time of execution of this agreement, whether as a result of its investigation of the Company and the Subsidiaries or otherwise. For these purposes a matter shall be treated as being within the knowledge of the Buyer if it is within the actual awareness, knowledge, information or belief of Nils Helle, Terry Hopkins, Pierre Bertrand, Richard Annett, Dave Douglas, Steve Silverman or Tim Reis.

4.	Limitations

No Claim under the Warranties shall be admissible and the Warrantors shall not be liable in respect thereof to the extent that:
(a)	the liability arises as a result of the failure by either the Company or any of the Subsidiaries or the Buyer to act in accordance with the reasonable request or directions of the Warrantors pursuant to the provisions of paragraph 8 of this Schedule in respect of any liability or prospective liability; or

(b)	the liability arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or any of the Subsidiaries or the Buyer or their respective directors, employees or agents on or after Completion (other than actions taken or omissions made in order to comply with a binding legal requirement or in accordance with the binding requirements of any regulatory authority or agency); or

(c)	the liability arises wholly or partly out of or as a result of either the sale and purchase of the Sale Shares pursuant to this agreement, other than in respect of a breach of the Warranty set out in paragraph 14.10, 14.16 or 19 of Schedule 5, or out of any act, transaction or omission whatsoever authorised by or carried out at the request of the Buyer or any member of the Buyer’s Group between the date of this agreement and Completion; or

(d)	any Claim or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Buyer or any member of the Buyer’s Group); or

(e)	the liability comprises penalties, charges or interest arising directly or indirectly from any act, transaction or omission of the Buyer or the Company or any of the Subsidiaries after Completion (other than actions taken or omissions made in order to comply with a binding legal requirement or in accordance with the binding requirements of any regulatory authority or agency); or

(f)	the matter to which the Claim relates:
(i)	is in respect of lost possible business or indirect or consequential losses including loss of profits, goodwill, business, revenue or anticipated savings, resulting from any breach of this agreement; or

(ii)	arises wholly or partly from an act or omission of the Company or any of the Subsidiaries or the Buyer required by Law (unless such act or omission is required to remedy a breach of Law by the Sellers, the Company or any Subsidiary or any director or officer of any member of the Group in his or her capacity as such prior to Completion); or

(iii)	such Claim is wholly or partly attributable to any voluntary act, omission, transaction or arrangement carried out at the request of or with the consent of the Buyer before Completion.

5.	Insurances

If in respect of any matter which would give rise to a Claim, where the Buyer or the Company or any of the Subsidiaries is entitled to make a claim under any policy of insurance, then, subject to the last sentence of this paragraph 5, no such matter shall be the subject of a Claim and no Claim shall lie unless and until the Buyer or the Company or any of the Subsidiaries (as the case may be) has made a claim against its insurers (“insurance claim”) and liability in respect of any such Claim shall then be reduced by the amount reasonably likely to be recoverable under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from its insurers), or extinguished if the amount recovered exceeds the amount of the Claim. The Buyer shall use reasonable endeavours to pursue such insurance claim as rapidly as reasonably possible. What amounts are reasonably likely to be recoverable under such insurance shall be determined by a written Queen’s Counsel opinion obtained by the Buyer at the cost of the Buyer, and the Buyer shall provide such Queens Counsel with copies of all such documents as such individual shall reasonably require for the purpose of making such determination. Notwithstanding the above, the Buyer shall be entitled to make a Claim if and to the extent that full recovery is not actually made from such insurers and the relevant time limit under clause 8.9 shall be extended by the amount of time that passed from the date of the insurance claim to the date on which such insurance claim is finally resolved; provided that under no circumstances shall the Escrow Release Date be extended as a result of the provisions of this paragraph 5.

6.	Recovery from third parties

6.1	Where the Buyer or the Company or any of the Subsidiaries is at any time entitled to recover from some other person (Third Party) (not being the Buyer or any member of the Buyer’s Group or the Company’s Group), any sum in respect of any matter giving rise to a Claim (other than pursuant to any policy of insurance which shall be governed by paragraph 5 above) then, subject to the last sentence of this paragraph 6.1, no such matter shall be the subject of a Claim and no Claim shall lie unless and until the Buyer or the Company or any of the Subsidiaries (as the case may be) has made a claim against such Third Party. The Buyer shall take all reasonable steps to enforce such recovery as rapidly as reasonably possible. Notwithstanding the above, the Buyer shall be entitled to make a Claim if and to the extent that full recovery is not actually made from such Third Party and the relevant time limit under clause 8.9 shall be extended by the amount of time that passed from the date of the claim against the Third Party to the date on which such claim is finally resolved; provided that under no circumstances shall the Escrow Release Date be extended as a result of the provisions of this paragraph 6.

6.2	If the Buyer recovers any amount from a Third Party, the amount of the Claim shall then be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from such Third Party) or be extinguished if the amount recovered exceeds the amount of the Claim.

6.3	If the Warrantors at any time pay to the Buyer or any member of the Company’s Group an amount pursuant to a Claim and the Buyer subsequently becomes entitled to recover from a Third Party any sum in respect of the matter giving rise to such Claim, the Buyer shall take all reasonable steps to enforce such recovery, and shall repay to the Warrantors as soon as possible so much of the amount paid to the Buyer as does not exceed the sum recovered from such Third Party (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from such Third Party).

6.4	If any amount is repaid to the Warrantors by the Buyer in accordance with paragraph 6.3 of this Schedule, an amount equal to the amount so repaid shall be deemed never to have been paid by the Warrantors to the Buyer.

7.	Retrospective legislation

7.1	Save as provided in paragraph 7.2 of this Schedule, no liability shall arise in respect of any Claim to the extent that liability in respect of such Claim arises or is increased wholly or partly as a result of any legislation not in force at the date of this agreement which takes effect retrospectively.

7.2	The provisions of paragraph 7.1 of this Schedule shall not apply to any liability for expenditure which the Company or any of the Subsidiaries may incur as a result of any legislation affecting the carrying on of its business in the ordinary course under any legislation which has received legislative approval before the date of this agreement, but which shall come into force on a date later than Completion.

8.	Conduct of third party claims

8.1	The Buyer shall or procure that the Company or the relevant Subsidiary shall inform the Warrantors in writing of any claim by any third party (Third Party Claim) which comes to the notice of the Buyer or any other member of the Buyer’s Group whereby it appears that the Warrantors are likely to become liable under any Claim within seven days from the day on which such Third Party Claim comes to the notice of the Buyer or other member of the Buyer’s Group provided however that failure to give such notification shall not affect the Warrantors’ liability hereunder save to the extent the Warrantors have been prejudiced as a result of such failure.

8.2	Subject to the Buyer being indemnified and secured to its reasonable satisfaction in accordance with paragraph 8.4 of this Schedule, and to the extent legally permissible:

(a)	the Buyer shall, and shall procure that the Company and any of the Subsidiaries shall, take such action and give such information and assistance as the Warrantors may reasonably request in writing to avoid, dispute, resist, mitigate, compromise, or defend any Third Party Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any Taxation; and

(b)	on the written request of the Warrantors, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (Proceedings) shall be delegated to the Warrantors. For this purpose, the Buyer shall give or procure to be given to the Warrantors all such assistance as the Warrantors may reasonably require and shall appoint such solicitors and other professional advisers as the Warrantors may nominate to act of behalf of the Buyer or the Company or any of the Subsidiaries in accordance with the Warrantors’ instructions.
8.3	Where Proceedings are delegated to the Warrantors in accordance with paragraph 8.2(b) of this Schedule:
(a)	the Warrantors shall keep the Buyer fully and properly informed of the Proceedings, shall consult with the Buyer on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Buyer in relation to such Proceedings; and

(b)	the Warrantors shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior approval of the Buyer, such approval not to be unreasonably withheld or delayed, and provided always that, in the event of the Buyer refusing approval of such settlement or compromise, the Warrantors shall have no liability in respect of any Claim arising therefrom in excess of the figure at which it could have settled or compromised the Third Party Claim and the Buyer shall be liable for any costs incurred since the proposed date of settlement or compromise.
8.4	Where the Warrantors take over the conduct of any Proceedings pursuant to the provisions of paragraph 8.2(b) of this Schedule, the Warrantors who made the request under paragraph 8.2(b) of this Schedule shall indemnify and secure the Buyer to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by the Buyer as a consequence of any actions taken at the request of those Warrantors pursuant to paragraph 8.2(b) of this Schedule; provided that if the balance then standing to the credit of the Escrow Retention Account is sufficient to cover the costs, charges and expenses referred to in this paragraph 8.4 no further security will be required from the Warrantors.

8.5	For a period of 15 Business Days after the date of the notice sent by or on behalf of the Buyer to the Warrantors pursuant to paragraph 8.1 of this Schedule and, where

Proceedings are delegated to the Warrantors in accordance with paragraph 8.2(b) of this Schedule until such Proceedings are settled or determined by a court of competent jurisdiction from which there is no right of appeal or from whose judgment the parties to such Proceedings are debarred by passage of time or otherwise from making an appeal, the Buyer shall not and shall procure that the Company and any relevant Subsidiary shall not make any admission, settlement or compromise of the relevant Third Party Claim or agree to any matter in the conduct of any Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior approval of the Warrantors.

9.	Contingent liabilities

If any Claim arises by reason of some liability of the Company which, at the time such Claim is notified to the Warrantors, is contingent only or otherwise not capable of being quantified, the Warrantors shall not be under any obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be, provided that this occurs before the expiry of the time limits set out in clause 8.9.

Schedule 7 — Taxation
Part 1 — Definitions and interpretation
1.	In this Schedule the following words and expressions shall (except where the context otherwise requires) have the following meanings:

Accounts Relief: any of:
(a)	a Relief which has been treated as an asset in the Completion Accounts; or

(b)	a Relief which has been taken into account in computing a provision for Tax (including deferred tax) which appears in the Completion Accounts or has resulted in no provision for Tax (or deferred tax) being made in the Completion Accounts.
Actual Tax Liability: any liability of the Company to make a payment of or increased payment of Tax.
CAA: the Capital Allowances Act 2001.
Claim for Tax: any claim, notice, demand, assessment (including self-assessment), letter or other document issued or any action taken by or on behalf of any person (including the Company) or Tax Authority whether before or after the date hereof from which it appears that the Company has or may have a Tax Liability or any circumstances which indicate that stamp duty (and interest and penalties in respect of any stamp duty) to which paragraph 1.1.4 of the Tax Covenant may apply is or may became payable.
Effective Tax Liability: shall have the meaning given in paragraph 3 of Part 1 of this Schedule.
EMI Option: an option granted under:
(i) the enterprise management incentives option agreements for shares in Satamatics Global Limited with an option exercise price of £1 or any one or more of them; or
(ii) the enterprise management incentives option agreements for shares in Satamatics Global Limited with an option exercise price of £3.60 or any one or more of them.
Event: any act, omission, event or transaction.
FA: followed by a year means the Finance Act of that year or where there was more than one, “FA” followed by a number in brackets and a year shall be construed accordingly.
group relief: any amount eligible for relief under sections 402-413 of the Taxes Act, advance corporation tax which is capable of being surrendered under section 240 of the Taxes Act, any tax refund which is capable of being surrendered under section

102 of the FA 1989, any relievable tax which is capable of being surrendered pursuant to regulations made under section 806H of the Taxes Act or utilisation of any losses pursuant to an election under section 171A of the TCGA.
ITEPA: the Income Tax (Earnings and Pensions) Act 2003.
ITA: the Income tax Act 2007.
Options: the EMI Options and the Unapproved Options or any of them.
Post Completion Relief: means a Relief to the extent that it arises by reference to an Event occurring after Completion.
Buyer’s Group: the Buyer and any companies within the same group or association of companies as the Buyer for the purposes of the relevant Tax Statute.
Relief: any loss, relief, allowance, credit deduction, exemption or set-off in each case in respect of Tax or any right to repayment of Tax.
SSCBA: the Social Security Contributions and Benefits Act 1992.
Taxation or Tax: any form of taxation, duty, impost, levy or tariff in each case in the nature of taxation (but excluding the Uniform Business Rate, Council Tax, water rates and other local authority rates or charges) and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, impost, levy or tariff.
Tax Authority: HM Revenue and Customs or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise, having the power or authority or other function in relation to Tax.
Tax Claim: a claim under any Tax Warranty or the Tax Covenant.
Tax Liability: any Actual Tax Liability, Effective Tax Liability or other liability of the Company which is relevant for the purposes of this Schedule.
Tax Statute: any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax.
Taxes Act: the Income and Corporation Taxes Act 1988.
TCGA: the Taxation of Chargeable Gains Act 1992.
TMA: the Taxes Management Act 1970.
Unapproved Options: the options granted under:
(i) the option agreements for shares in Satamatics Global Limited with an exercise price of £1 or any one or more of them; or

(ii) the option agreements for shares in Satamatics Global Limited with an exercise price of £3.60 or any one or more of them in either case other than any EMI Option.

VAT: means value added tax or equivalent tax in any other jurisdiction (including sales taxes).

VATA: the Value Added Tax Act 1994.

2.	In this Schedule “Company” shall in addition to the Company include every Subsidiary to the intent and effect that the provisions of this Schedule shall apply to, and be given in respect of, each Subsidiary as well as the Company.

3.	In this Schedule an “Effective Tax Liability” shall mean the following:

3.1	the loss in whole or in part of any Accounts Relief;

3.2	the set-off of any Post Completion Relief or any Accounts Relief against any Tax or against income, profits or gains in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to the Buyer under this Schedule.

4.	The value of an Effective Tax Liability shall be as follows:

4.1	where the Effective Tax Liability involves the non-availability of any Accounts Relief:
4.1.1	if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the loss of the Accounts Relief; or

4.1.2	if the Accounts Relief was or is a right to repayment of Tax, the amount of the right which is lost;
4.2	where the Effective Tax Liability involves the set-off of a Post Completion Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such set-off.

5.	Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received and any reference to Tax Liability on the happening of any Event shall include Tax Liability where such Event (for the purposes of the Tax Statute in question) is deemed to have occurred or is treated or regarded as having occurred.

6.	References to any of the Tax Statutes of the United Kingdom shall be read and construed as also meaning any law of any other country or jurisdiction that has an equivalent purposes or that most nearly approximates to the relevant Tax Statute of the United Kingdom. Any reference to any specific tax of the United Kingdom shall be read and construed as also meaning any tax that has an equivalent purposes or that most nearly approximates that tax in all other countries or jurisdictions.

7.	Any reference to an Event or the consequences of an Event occurring on or before Completion shall include the combined effect of:

7.1	any two or more Events all of which shall have taken place or be deemed (for the purposes of Tax) to have taken place on or before Completion; or

7.2	any two or more Events at least one of which shall have taken place or be deemed for the purposes of any Tax to have occurred on or before Completion provided that any Event or Events which take place after Completion shall only be taken into account if they either occur in the ordinary course of business or in the course of the performance of the terms of any agreement entered into by the Company before Completion.

Part 2 — Tax Warranties
1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted or required to be submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	The Company has discharged every Tax Liability, whether or not a primary liability of the Company, due from the Company directly or indirectly in connection with any Event occurring on or before Completion and there is no Tax Liability or potential Tax Liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority, by extension of any statute of limitation or by virtue of any right under any Tax Statute or the practice of any Tax Authority.

1.3	The Company has not within the past three years ending on the date of this agreement paid, or, so far as the Warrantors are aware, will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the TMA or any other Taxation Statute.

1.4	The Company has not been involved in any dispute with any Taxation Authority in the last three years and has not, within the past 18 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Warrantors are not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next six months.

1.5	The Disclosure Letter contains details of any concession, agreements or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Taxation legislation, published extra-statutory concessions and published statements of practice) with any Taxation Authority.

1.6	The Company has duly submitted within applicable time limits all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and, so far as the Warrantors are aware, none of such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.7	The Company has maintained and has in its possession all the records that it is required by any Tax Statute to maintain and preserve to determine the future Tax liability or relief from Tax including, without limitation, that which would arise on any disposal or realisation of any asset owned by the Company at the Accounts Date or acquired since that date but prior to Completion.

2.	Close companies

2.1	The Company is not, nor has ever been, a close investment-holding company as defined in section 13A of Taxes Act.

2.2	No distribution within section 418 of Taxes Act has been made by the Company during the last three years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

2.3	All loans or advances made, or agreed to be made, by the Company within sections 419 and 420 or 422 of Taxes Act have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

3.	Company residence and overseas interests

3.1	The Company has, throughout the past three years, been resident in the jurisdiction in which it was incorporated for Tax purposes and has not, at any time in the past three years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 249 of the Finance Act 1994, section 788 of Taxes Act or for any other tax purpose.

3.2	The Company does not have a fixed place of business, branch, agency or other permanent establishment (as defined in section 148 FA 2003 or equivalent legislation) in any jurisdiction outside the jurisdiction of its incorporation.

4.	VAT

4.1	The Company is registered with the relevant Tax Authority for the purposes of VAT and has never been registered as a member of a group of companies under section 43 VATA or equivalent legislation nor applied to be treated as such a member.

4.2	The Company has complied with all material statutory provisions, rules, regulations, orders and directions in respect of VAT in the last 36 months.

5.	Stamp duty and stamp duty land tax

5.1	Any document that is necessary for proving the title of the Company to any asset which is owned by the Company at Completion is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

5.2	The Company has complied in all respects with the provisions of Part IV of the Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

5.3	The Company has complied in all respects with the provisions of Part 4 of and Schedules 3 and 20 to the Finance Act 2003 (Stamp Duty Land Tax) and any regulations made under such legislation.

5.4	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company or any Subsidiary before Completion in respect of which the Warrantors are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

6.	Capital allowances or Depreciation

If all the assets (valued at $50,000 or more in the Completion Accounts) in respect of which allowances have been claimed under Parts 2 or Part 3 of CAA or equivalent legislation and owned by the Company at the Completion Date were to be sold by the Company for an amount equal to the value attributed to such assets in the Completion Accounts then (ignoring any reliefs or allowances available to the Company) no balancing charge would be made on the Company.

7.	Inheritance Tax

Neither the assets nor the shares of the Company are subject to any charge by virtue of section 237 of the Inheritance Tax Act 1984 and no person has the power under section 212 of the Inheritance Tax Act 1984 to raise any inheritance tax by sale or mortgage of, or a terminable charge on, any of the Company’s assets or shares.

8.	Tax avoidance

The Company has never been party to or concerned with any scheme or arrangement of which the main purpose or one of the main purposes was the avoidance (including for the avoidance of doubt a non-legitimate reduction) of a liability to Tax.

9.	Intangible Assets

9.1	The Company has sufficient records to identify which (if any) of the intangible fixed assets shown in the Accounts are “existing assets” within the meaning of paragraph 118(3) of Schedule 29 to the FA 2002.

9.2	Gains and losses in respect of all intangible assets (as defined for the purposes of Schedule 29 to FA 2002):
(a)	which are or have at any time been held by the Company; and

(b)	to which the provisions of Schedule 29 to FA 2002 apply or may apply,

are and have at all times been computed in accordance with generally accepted accounting practice (as defined by Section 836A of the Taxes Act).
9.3	The Company has not made an election under paragraph 10 of Schedule 29 to FA 2002 in respect of any intangible fixed asset (as defined for the purposes of that Schedule).

9.4	Neither the execution nor the performance of, nor any action taken in pursuance of this Agreement, nor the satisfaction of any condition to which this Agreement is subject, nor any other Event, transaction or act or omission since the Last Accounting Date will result in any Asset of the Company being deemed to have been disposed of and re-acquired under paragraph 58 of Schedule 29 to FA 2002. Without prejudice to the foregoing provisions of this paragraph, the Company has full records and information that will be available to the Company and the Purchaser to enable either of them to identify any asset which could be deemed to have been disposed of and re-acquired under the said paragraph 58 by reason of any Event which may occur after the date hereof.

9.5	The Company has not joined in making, and has not incurred an obligation to join in making any election under paragraph 66 of Schedule 29 to FA 2002.

10.	Options

10.1	So far as the Warrantors are aware each holder of an Option has:
(a)	entered into a joint election with his employer pursuant to paragraph 3B Schedule 1 SSCBA (“Option Election”);

(b)	each Option Election has been approved by HM Revenue and Customs prior to being made and such approval has not been withdrawn;

(c)	no Option Election has ceased to have effect or been revoked by a joint revocation by both parties or by the issue of a notice to the holder of the Option from his employer.
10.2	So far as the Warrantors are aware all the EMI Options granted by the Company are “qualifying options” for the purposes of section 527 ITEPA and Schedule 5 to ITEPA.

10.3	So far as the Warrantors are aware no “disqualifying event” as defined in section 533 ITEPA has occurred on or before Completion (including the entering into of this Agreement).

10.4	So far as the Warrantors are aware each EMI Option can only be acquired at or above the market value (as the term is defined in Part 8 of TCGA), on the date of the grant of that Option, of the shares to which it relates.

10.5	So far as the Warrantors are aware there are no Options except the EMI Options and the Unapproved Options.

10.6	So far as the Warrantors are aware no Options have been granted to any US person or any US subsidiary (or if there are any other countries if relevant).

10.7	In this warranty:

“Relevant Employment-Related Security” means any Security, or any interest in any Security, or option in respect of such Security, acquired by any person (“Relevant Person”) where the right or opportunity to acquire the Securities or the interest in the Securities was made available by reason of the employment (that expression having the same meaning which it is given in section 421B of ITEPA) of the Relevant Person or of any other person with the Company; and

“Security” has the meaning given to that term in section 420 of ITEPA.
10.7.1	The Disclosure Bundle lists all Relevant Employment-Related Securities held by any Relevant Person.

10.7.2	There have been no transactions in any Relevant Employment-Related Security by any Relevant Person.

10.7.3	There have been no changes to any rights attaching to any Relevant Employment-Related Security.
11.	Miscellaneous

11.1	No Event has or will have been carried out prior to or at or as a result of Completion in consequence of which the Company is or may be held liable for any Tax primarily chargeable against or attributable to any person other than the Company.

11.2	The Company has not in the last three years been a member of a group of companies for the purposes of Tax except the group of companies consisting only of the companies listed in Schedule 2 to this agreement.

11.3	The Company has not made changes to the nature or conduct of its trade or business, reduced the scale to small or negligible prior to any considerable revival or had a significant increase in its capital or taken any other action such that the provisions of section 768 of the Taxes Act or sections 768A through to E of the Taxes Act could apply.

Part 3 — Tax Covenant
1.	COVENANT
1.1	The Warrantors severally covenant to pay to the Buyer an amount equal to:
1.1.1	any Actual Tax Liability which arises by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

1.1.2	the value of any Effective Tax Liability;

1.1.3	any Actual Tax Liability arising by reference to the non-payment of Tax by the Sellers or any person (other than the Company) which was in the same group as or otherwise connected with the Sellers on or before Completion;

1.1.4	any stamp duty (together with any interest and penalties) (such sum being recoverable from the Warrantors as a liquidated sum payable as a debt) in respect of which there is a breach of any of the warranties relating to stamp duty given under paragraph 5 of this Schedule 7 part 2;

1.1.5	any liability for Inheritance Tax which:
1.1.5.1	has at Completion given rise to a charge on any of the shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

1.1.5.2	after Completion gives rise to a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);
PROVIDED THAT any right to pay tax by instalments shall be disregarded, the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply to any payment falling to be made under this Schedule; and
1.1.6	the reasonable costs properly incurred by the Buyer or the Company in connection with a successful claim under this Part 3 of this Schedule.

2.	DEDUCTIONS FROM PAYMENTS
2.1	All sums payable by the Warrantors under any claim under the Tax Covenant shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Buyer will equal the full amount which would have been received by it had no such deduction or withholding been required, provided that this paragraph shall not apply to any interest payable under paragraph 5.3 of Part 4 of this Schedule.

2.2	If any amount payable under any claim under the Tax Covenant is subject to Tax, the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Tax in question there shall be left an amount equal to the amount that would otherwise be payable under the claim, save that this paragraph shall not apply to the extent that such Tax arises or is increased as a consequence of any voluntary act of the Buyer.

2.3	Notwithstanding any other provision of this Schedule if the Warrantors make an increased payment under paragraphs 2.1 or 2.2 and the Buyer is entitled to and utilises a Tax credit that arises with respect to that payment, the Buyer shall pay the Warrantors an amount equal to the Tax credit.
3.	CHOICE OF TAX CLAIM
In the event of a Tax Claim, the Buyer shall in its absolute discretion be entitled to decide whether to make a claim under the Tax Covenant, Tax Warranties or both. The Buyer shall not claim under the Tax Warranties to the extent that claim has been satisfied by a claim under the Tax Covenant and shall not claim under the Tax Covenant to the extent that claim has been satisfied by a claim under the Tax Warranties.

Part 4 — Limitations And Procedure
1.	LIMITATIONS
The Warrantors shall not be liable under any Tax Warranty or any claim under the Tax Covenant in respect of any Tax Liability to the extent that:
1.1	provision, reserve or allowance has been made in the Completion Accounts in respect of any such Tax Liability or to the extent that the payment or discharge of any such Tax Liability has been taken into account in the Completion Accounts or such Tax Liability has been discharged prior to Completion;

1.2	such liability arises or is increased as a result of any change in law (primary or delegated), a change in the rates, any accounting practice or accounting principle or the published practice of a Tax Authority occurring after the Completion Date in each case whether or not with retrospective effect (but not announced before that date) but this paragraph 1.2 shall not apply to any amount payable under paragraph 2 of part 3 of this Schedule;

1.3	such liability arises or is increased as a result of any voluntary act, transaction or omission of the Company or the Buyer after Completion otherwise than in the ordinary course of business of the Company carried on at Completion which the Buyer or, as appropriate, the Company knew or ought reasonably to have known would give rise to or increase in the liability in question;

1.4	the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company or the Buyer, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the Completion Accounts details of which have been set out in the Disclosure Letter or in a written notice given to the Buyer not less than 30 days before the final date upon which the claim, election, surrender, disclaimer, notice, consent or any other thing in question may be made given or done;

1.5	the liability arises or is increased solely as a result of either the Company’s or the Buyer’s unreasonable failure to act in accordance with the provisions of paragraph 4.2 of this Part of this Schedule;

1.6	the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Buyer or the Company save where such change is made to comply with generally accepted accounting principles (for the avoidance of doubt such a change does not include a change between alternative methods of accounting both of which are permitted by generally accepted accounting principles), the published practice of any Tax

Authority, law or rule of any regulatory authority or body in force or which applied at the Completion Date;
1.7	the income, profits or gains in respect of which the liability arises were actually earned, accrued or received by the Company before Completion and has been retained free from any claim after Completion but were not taken into account in the Completion Accounts;

1.8	any Relief, other than an Accounts Relief or a Post Completion Relief, is available to the Company (including by way of group relief from another Company) to relieve or mitigate that Tax Liability;

1.9	such liability arises as a result of:
1.9.1	any voluntary disclaimer by the Company after Completion of the whole or part of any capital allowances claimed before Completion or the entitlement to which was taken into account in preparing the Completion Accounts;

1.9.2	the revocation or revision by the Company after Completion of any Relief claimed or the entitlement to which was taken into account in preparation of the Completion Accounts; or
1.10	the liability has been satisfied (otherwise than by the Buyer or any member of the Buyer’s Group (which for the avoidance of doubt includes the Company after Completion)).
2.	The Warrantors shall not be liable in respect of any breach of the Tax Warranties if, and to the extent that, the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied nor shall the Warrantors be liable in respect of a claim under the Tax Covenant if, and to the extent that, the amount claimed is or has been included in a claim for breach of the Tax Warranties which has been satisfied.

3.	DURATION AND EXTENT
The relevant provisions of Clause 8 and Schedule 6 of the agreement shall apply in respect of any Tax Claim.
4.	CONDUCT OF CLAIMS
4.1	If the Buyer or the Company becomes aware of any Claim for Tax which gives or may give rise to a Tax Claim, the Buyer shall, or shall procure that the Company shall, forthwith (and in any event, in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than ten clear Business Days prior to the day on which the time for response or appeal expires) give written notice of the Claim for Tax to the Seller Representative.

4.2	If the Seller Representative reasonably requires in writing, the Buyer shall, or shall procure that the Company shall, supply the Seller Representative with such available and relevant details, documentation, correspondence and information which is in the possession of the Buyer or the Company and shall take such action as the Seller Representative may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Warrantors shall first indemnify the Company and the Buyer to the reasonable satisfaction of the Buyer against all reasonable costs and expenses which may be incurred in relation to the same.
4.3	The Seller Representative shall not be entitled to require the Company to delegate the conduct of any action referred to in paragraph 4.2 of this Part of Schedule 7 to the Warrantors but shall however be entitled to have such action be conducted by their nominated professional advisers provided that the appointment of such professional advisers shall be subject to the approval of the Buyer (such approval not to be unreasonably withheld or delayed) and shall be deemed to be given in the event that the Buyer does not give a reasoned written response to a request for approval by the Seller Representative.

4.4	If the Seller Representative does not request the Buyer or the Company to take action pursuant to paragraph 4.2 of Schedule 7 part 4 within fourteen days of the said written notice to the Seller Representative or the Warrantors fail to indemnify the Buyer or the Company concerned as provided in that paragraph within a reasonable period in the light of the nature of the Claim for Tax, the Buyer or the Company shall be free to pay or settle the Claim for Tax on such terms as they may in their reasonable discretion think fit without effecting its rights under the Schedule.

4.5	The Buyer shall keep the Seller Representative informed of the progress in settling the relevant Claim for Tax and shall, as soon as reasonably practicable, forward or procure to be forwarded to the Warrantors extracts of all material correspondence pertaining to it which, for the avoidance of doubt, will only be used in defending a Claim for Tax.

4.6	The Buyer shall not be obliged to take or procure the taking of the following action pursuant to paragraph 4.2 of this Schedule 7 part 4:
4.6.1	agreeing to the settlement or compromise of any Claim for Tax or any proposal for the same which is likely to affect the amount involved or future liability to Tax of the Company, the Buyer or any member of the Buyer’s Group unless the Warrantors indemnify the Buyer or the Company to the Buyer’s reasonable satisfaction against any such future liability to Tax; and

4.6.2	contesting any Claim for Tax before any court or other appellate body (excluding the General Commissioners of HM Revenue and Customs, the Special Commissioners of HM Revenue and Customs or the

Value Added Tax Tribunal in the UK, the IRS Appeals Office in the US and any equivalent of any such body outside the UK) unless at the sole expense of the Warrantors, the Seller Representative obtains the written opinion of Tax counsel of at least five years call (or equivalent with respect to Tax outside the United Kingdom) after disclosure of all relevant information and documents and having regard to all the circumstances that on the balance of probabilities the action will succeed or contesting the Claim for Tax is the right course of action for the purpose of obtaining a favourable settlement with the relevant Tax Authority.
4.7	If it is alleged by any Tax Authority in writing that any Warrantors (at any time) or the Company (prior to Completion) has committed any act or omission constituting fraudulent or gross negligent conduct relating to Tax the subject of any subsisting Tax Claim paragraph 4.2 of this Schedule 7 part 4 shall not apply and the Warrantors shall cease to have any right under that paragraph.
5.	DATE FOR PAYMENT
5.1	Where a Tax Claim or any sum to which paragraph 2.2 of Part 3 of this Schedule applies involves the Buyer or the Company being under a liability to make a payment to any Tax Authority, the Warrantors shall pay to the Buyer in cleared funds the relevant amount on or before the later of the fifth Business Day after demand is made for the amount in question and the fifth Business Day before the date on which the amount in question is finally payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

5.2	Where a Tax Claim does not fall within paragraph 5.1, the due date for the making of payments by the Warrantors under this Schedule shall be:
5.2.1	in the case of a Tax Claim involving the loss of an Accounts Relief which is not a right to a repayment of Tax, the later of ten Business Days following service by the Buyer of a written demand for the same and the date on which the Accounts Relief would otherwise have been used but for such loss;

5.2.2	in the case of a Tax Claim involving the loss of an Accounts Relief which is a right to repayment of Tax, the later of ten Business Days after the Buyer has served a written demand for the same and the date on which repayment of Tax would have actually been received; and

5.2.3	in the case of a Tax Claim involving the set-off of a Post Completion Relief or an Accounts Relief, the later of ten Business Days following the service by the Buyer of a written demand for the same or the date on which the Actual Tax Liability would have fallen due but for such setting off.

5.3	Any sum not paid on a date determined under this Schedule (“the due date”) shall bear interest (which shall accrue from day to day after, as well as before, any judgment for the same) at the rate of 1% per annum over the base rate of Barclays Bank PLC from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day) which shall be compounded quarterly. Such interest shall be paid on demand.
6.	TAX AFFAIRS
6.1	The Warrantors or their duly authorised agents or advisers shall, at the expense of the Company prepare, submit and agree the corporation tax computations and returns of the Company (“Tax Computations”) for its accounting period(s) ended on or before the Accounts Date (“Relevant Accounting Period(s)”).

6.2	The Warrantors shall deliver to the Buyer for comments any Tax Computation return document or correspondence and details of any information or proposal (“Relevant Information”) which it intends to submit to the Tax Authority before submission to the Tax Authority and subject to paragraph 6.3 shall take account of the reasonable comments of the Buyer and make such amendments to the Relevant Information as the Buyer may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to the Tax Authority.

6.3	The Warrantors shall not and shall procure that no other person shall submit to the relevant Tax Authority any Relevant Information or agree any matter with that Tax Authority where the Buyer has notified the Warrantors in writing that it reasonably considers that such Relevant Information or matter is not true, accurate and lawful in all respects

6.4	The Warrantors shall deliver to the Buyer copies of any material correspondence sent to, or received from, the Tax Authority relating to the Tax Computations and returns and shall keep the Buyer informed of its actions under this paragraph.

6.5	Subject to paragraphs 6.2 and 6.4, the Buyer shall or shall procure that:
6.5.1	the Company properly authorises and signs the Tax Computations and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Warrantors shall require in relation to the Relevant Accounting Period(s) provided that the Buyer shall not be obliged to procure that the Company makes any election, claim or surrender or provides any notice or withdraws or amends any election, claim, surrender or notice unless such making, provision, withdrawal or amendment was taken into account in the accounts for the period to which such action relates;

6.5.2	the Company provides to the Warrantors such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Tax Computations; and

6.5.3	any correspondence which relates to the Tax Computations shall, if received by the Buyer or any Company or its agents or advisers, be copied to the Warrantors.
6.6	In respect of any matter which gives or may give the Buyer a right to make a Tax Claim, the provisions of paragraph 4 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this paragraph 6.

6.7	Clauses 6.1 to 6.3, 6.5 and 6.6 shall apply, with all necessary changes, to the Tax Computations in respect of the accounting period in which Completion occurs as if the reference to the Buyer were to the Warrantors and vice versa and the rights of the Warrantors to comment shall be restricted to the period prior to Completion.
7.	OVER-PROVISIONS AND CORRESPONDING BENEFIT
7.1	If before the seventh anniversary of the Completion Date:
7.1.1	any provision for Tax in the Completion Accounts proves to be an over provision;

7.1.2	the amount by which any right to repayment of Tax which has been treated as an asset in the Completion Accounts proves to have been under-stated; or

7.1.3	a payment by the Warrantors in respect of any Tax Liability under a Tax Claim or the matter giving rise to the Tax Liability in question results in the Company or the Buyer receiving or becoming entitled to any Relief (other than an Accounts Relief) which it utilises (including by way of repayment of Tax) (“Corresponding Relief”), then an amount equal to such over-provision, under-stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised (“Relevant Amount”), shall be dealt with in accordance with paragraph 7.2 provided that no account shall be taken of the over-provision or the understatement to the extent that they arise as a consequence of the utilisation of any Post Completion Relief or Accounts Relief or any action taken by the Company after Completion or any change in law after Completion.

7.2	The Relevant Amount:
7.2.1	shall first be set off against any payment then due from the Warrantors under a Tax Claim;

7.2.2	to the extent there is an excess of the Relevant Amount after any application of the same under paragraph 7.2.1, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under a Tax Claim and not previously refunded under this paragraph 7.2.2 up to the amount of such excess; and

7.2.3	to the extent that the excess referred to in paragraph 7.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under a Tax Claim.
7.3	If the Buyer or the Company becomes aware of any circumstances which shall or may give rise to the application of paragraph 7.1, the Buyer shall or shall procure that the Company shall as soon as reasonably practicable give written notice of the same to the Warrantors. For the avoidance of doubt, the Buyer or the Company shall have full discretion over the utilisation of the Corresponding Relief and shall not be under any obligation to utilise any Corresponding Relief in priority to any Post Completion Relief.

7.4	The Warrantors may, at their own cost, request the Company to procure for the time being or any other appropriately qualified person to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.
8.	THIRD PARTY CLAIMS
8.1	If the Company or the Buyer is before the seventh anniversary of the date of this agreement entitled to recover from another person or a Tax Authority a sum in respect of any matter or Tax Liability to which a Tax Claim relates and which has been satisfied by the Warrantors in cleared funds the Buyer shall forthwith give written notice of the same to the Warrantors and if the Warrantors indemnify the Buyer or, as appropriate, the Company (to the Buyer’s reasonable satisfaction) against the reasonable costs of the Buyer and/or, as appropriate, the Company in connection with taking the following action, the Buyer shall, or shall procure that the Company shall, take such action reasonably requested by the Warrantors to enforce recovery against that person or Tax Authority.

8.2	In the event that the Buyer or the Company recovers any sum referred to in paragraph 8.1 (whether after taking any action at the request of the Warrantors under that paragraph or otherwise), the Buyer shall, as soon as reasonably practicable, account to the Warrantors for the lesser of:

8.2.1	the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

8.2.2	any amount paid by the Warrantors in respect of the matter giving rise to the relevant Tax Claim plus costs and expenses for which the Warrantors have indemnified the Buyer and/or the Company under this paragraph 8.
9.	MISCELLANEOUS

Any payment to the Buyer or the Company under any Tax Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Sale Shares.
10.	COVENANT BY THE BUYER
10.1	The Buyer covenants with the Warrantors to pay the Warrantors an amount equal to:
10.1.1	any liability or increased liability to Tax of the Warrantors arising by reference to any act, transaction, omission or event occurring on or after Completion save that that this paragraph shall not apply in respect of any Tax for which the Warrantors are liable to make (but have not yet made) payment to the Buyer pursuant to the provisions of this Schedule; and

10.1.2	the reasonable costs and expenses which are incurred by the Warrantor in connection with a successful claim under paragraph 10.1.1.
10.2	Paragraph 2 of Part 2 of this Schedule and paragraphs 5.1 and 5.3 of Part 4 of this Schedule shall apply, with all necessary changes, to any payment due under paragraph 10.1.1 as if references (or implied references) to the Warrantors was to the Buyer and vice versa.

Schedule 8 — Particulars of Properties
Leasehold properties
[Omitted]

Schedule 9 — Adjustment of Purchase Price
1.1	In this agreement Closing Working Capital has the meaning given in paragraph 1 of Part 1 of Schedule 10.

1.2	The Purchase Price shall be determined by adjusting the Completion Payment by the net amount as follows:
(a)	there shall be added an amount, if any, by which the Closing Working Capital is greater than minus £32,092; and

(b)	there shall be deducted an amount, if any, by which the Closing Working Capital is less than minus £32,092;

(c)	there shall be added the amount of the Cash as shown in the Completion Accounts.
1.3	The Purchase Price shall be further increased by the amount, if any, of the aggregate of Option Subscription Monies received by the Company in respect of Options which have been exercised following Completion.

1.4	On the Working Capital Release Date (as defined by clause 4.4):
(a)	if the Purchase Price exceeds the aggregate amount of the Completion Payment then, the Buyer shall pay by bank transfer in pounds sterling an amount equal to the excess to the Sellers’ Solicitors (as agents for the Sellers) and to the Company (to be held on trust in the Company Trust Account for the Other Shareholders, New Shareholders and Late Shareholders), in the Distribution Proportions as between the Sellers, the Other Shareholders, New Shareholders and Late Shareholders; and

(b)	the Buyer shall procure that the Company promptly apportions and pays such sums to each of the Other Shareholders, New Shareholders and Late Shareholders in the Distribution Proportions as between them. The Sellers’ Solicitors shall be responsible for ensuring that such sum received by them is apportioned between the Sellers in the Seller Proportions.

Schedule 10 — Completion Accounts
Part 1 — General
1.	Definitions
The definitions in this paragraph apply in this agreement.
Accounting Policies: the accounting principles, practices, policies and procedures set out in Part 2 of this Schedule.
Cash: the net cash balance as shown in the Completion Accounts, which shall exclude any monies paid by the Buyer to the Company to be used to satisfy completion bonuses and any Option Subscription Monies received by the Company in respect of the exercise of Options on or immediately prior to Completion and excluding any applicable costs to be paid or accrued prior to Completion pursuant to clause 18.
Closing Working Capital: as of the close of business on the last business day in England immediately preceding the Completion Date, those current assets less those current liabilities of the Company and its Subsidiaries as shown in the Completion Accounts and calculated in accordance with the pro-forma Completion Accounts attached at Appendix 1 and in accordance with this Schedule.
Completion Accounts: as of the close of business on the last business day in England immediately preceding the Completion Date, the consolidated balance sheet of the Company and its Subsidiaries and stating the amount of the Closing Working Capital and the amount of Cash prepared in accordance with and subject to the provisions of this Schedule.
Completion Period: the period commencing on the day after the Accounts Date up to and including the close of business on the last business day in England immediately preceding the Completion Date.
Draft Completion Accounts: a draft of the Completion Accounts prepared in accordance with the requirements of this Schedule.
Expert: a person appointed in accordance with paragraph 3 of Part 1 of this Schedule to resolve any dispute arising in the preparation of the Completion Accounts.
UK GAAP: generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, in each case as in force at the date of this agreement.

2.	Preparation Of Completion Accounts
2.1	The Sellers shall use their reasonable endeavours to prepare the Draft Completion Accounts as soon as reasonably practical after the Completion Date and in any event not later than 30 Business Days thereafter.

2.2	The Buyer shall give such assistance and access to information as may be reasonably required to enable the preparation of the Draft Completion Accounts within the period referred to in paragraph 2.1.

2.3	Subject to the preparation of the Draft Completion Accounts in accordance with paragraph 2.1, the Sellers shall deliver a copy of the Draft Completion Accounts to the Buyer no later than 30 Business Days after the Completion Date.

2.4	The Buyer shall ensure that, within 20 Business Days starting on the day after delivery of the Draft Completion Accounts, the Buyer shall submit to the Sellers a report stating whether or not they agree with the Completion Accounts (and in the case of disagreement, the areas of dispute together with explanations and supporting documentation sufficient to allow the Sellers to review).

2.5	If the Buyer agrees the Draft Completion Accounts, the Completion Accounts shall then become final and binding on the parties for the purpose of this agreement.

2.6	If the Buyer disagrees with the Draft Completion Accounts, the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Draft Completion Accounts (subject to any amendment agreed between the parties) shall become final and binding on the parties for the purpose of this agreement.

2.7	If the parties are unable to resolve any disagreement within 35 Business Days of the delivery of the report of the Buyer to the Sellers, the issues in dispute shall be referred to an Expert.

2.8	Save as provided in paragraph 3, the Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation and agreement of the Draft Completion Accounts and Completion Accounts.

3.	Expert

3.1	An Expert is a person appointed in accordance with this paragraph 3 to resolve a dispute arising in relation to the Completion Accounts.

3.2	The parties shall agree on the appointment of an independent Expert.

3.3	If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint an Expert Chartered Accountant of repute with expertise in preparations of completion accounts.

3.4	The Expert shall prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to him.

3.5	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 3.4 then:
(a)	either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to discharge the Expert and to appoint a replacement Expert of repute with expertise in preparations of completion accounts; and

(b)	this paragraph 3 applies in relation to the new Expert as if he were the first Expert appointed.
3.6	All matters under this paragraph 3 shall be conducted, and the Expert’s decision shall be written, in the English language.

3.7	The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.8	Such resolution by the Expert shall be based solely on presentations of the Buyer and the Seller Representative. The Buyer and the Seller Representative shall use commercially reasonable efforts to cause the Expert to complete its work within 20 Business Days following its engagement.

3.9	Each party shall, with reasonable promptness, supply the other parties with all information and give each other access to all documentation and personnel as each party reasonably requires to make a submission under this paragraph 3.

3.10	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

3.11	Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Sellers and the Buyer equally or in such other proportions as the Expert directs.

4.	Basis Of Computation

4.1	The Completion Accounts and Closing Working Capital Statement shall be prepared:
(i)	in accordance with the specific accounting treatments set out in part 2 below; and, subject thereto

(ii)	adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts, as there applied, including in relation to the exercise of accounting discretion and judgement; and, subject thereto

(iii)	in accordance with UK GAAP.

For the avoidance of doubt, paragraph 4.1(i) shall take precedence over paragraphs 4.1(ii) and 4.1(iii), and paragraph 4.1(ii) shall take precedence over paragraph 4.1(iii).

Part 2 — Accounting Policies
1.	The Completion Accounts shall:
(a)	only take account of information available to the parties to the date that Draft Completion Accounts are delivered by the Sellers to the Buyer, and not take account of any event happening after that date (except in relation to information known to the parties about that event at that time); and

(b)	shall be prepared as if the Company and its Subsidiaries had remained under the ownership of the Sellers.
2.	The Completion Accounts shall exclude any deferred tax asset or deferred tax liability.

3.	No tax deduction or deferred tax asset shall be recognised for any completion bonuses.

4.	No tax deduction or deferred tax asset should be recognised for the pre-Completion fees and disbursements of the Sellers’ Solicitors being paid for by the Company pursuant to clause 18.

Annex 1
[Omitted]

Schedule 11 — Agreed form of Press Release
[Omitted]

Schedule 12 — Completion Procedure
[Omitted]

Signed as a deed by MARTIN TOMLINSON
in the presence of:

/s/ Martin Tomlinson
Martin Tomlinson

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by CONSTANDINO KOUTROUKI
in the presence of:

/s/ Constandino Koutrouki
Constandino Koutrouki

/s/ Claire Dickinson SIGNATURE OF WITNESS

Claire Dickinson NAME OF WITNESS

Signed as a deed by, as attorney for,
MICHAEL ROY UNDERWOOD
under a power of attorney dated
in the presence of:

/s/ Michael Roy Underwood
as attorney for
Michael Roy Underwood

/s/ Mary Elaine Adams SIGNATURE OF WITNESS

Mary Elaine Adams NAME OF WITNESS

Signed as a deed by ROYSTON DOUGLAS COLE
in the presence of:

/s/ Royston Douglas Cole
Royston Douglas Cole

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by JOHN HATHERALL
in the presence of:

/s/ John Hatherall
John Hatherall

/s/ Claire Dickinson SIGNATURE OF WITNESS

Claire Dickinson NAME OF WITNESS

Signed as a deed by RICHARD SMITH
in the presence of:

/s/ Richard Smith
Richard Smith

/s/ Claire Dickinson SIGNATURE OF WITNESS

Claire Dickinson NAME OF WITNESS

Signed as a deed by JOHN MCQUEEN
in the presence of:

/s/ John McQueen
John McQueen

/s/ Claire Dickinson SIGNATURE OF WITNESS

Claire Dickinson NAME OF WITNESS

Signed as a deed by DANIEL BRYER
in the presence of:

/s/ Daniel Bryer
Daniel Bryer

/s/ Claire Dickinson SIGNATURE OF WITNESS

Claire Dickinson NAME OF WITNESS

Signed as a deed by, as attorney for,
DAVID LADE
under a power of attorney dated 27 October 2008
in the presence of:

/s/ R. D. Cole as attorney for
David Lade

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by, as attorney for,
WILLIAM ALFRED JOHN WESTOVER
under a power of attorney dated 23 October 2008
in the presence of:

/s/ R. D. Cole as attorney for
William Westover

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by, as attorney for,
GEOFFREY TUCKER
under a power of attorney dated 23 October 2008
in the presence of:

/s/ R. D. Cole as attorney for
Geoffrey Tucker

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by, as attorney for,
HILDA CAROL WESTOVER
under a power of attorney dated 23 October 2008
in the presence of:

/s/ R. D. Cole as attorney for
Hilda Westover

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by, as attorney for,
BARKLEY LIMITED
under a power of attorney dated 25 October 2008
in the presence of:

/s/ Peter Charles Dann as attorney for
Barkley Limited

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by, as attorney for,
CANTEBURY LIMITED
under a power of attorney dated 25 October 2008
in the presence of:

/s/ Peter Charles Dann as attorney for
Cantebury Limited

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Signed as a deed by, as attorney for,
LIVERPOOL LIMITED
under a power of attorney dated 25 October 2008
in the presence of:

/s/ Peter Charles Dann as attorney for
Liverpool Limited

/s/ B.J. Heaven SIGNATURE OF WITNESS

Barbara Heaven NAME OF WITNESS

Executed as a deed by
EMS ACQUISITION COMPANY LIMITED
acting by Gary B. Shell, a Director,
in the presence of:

/s/ Gary B. Shell Gary B. Shell

/s/ Terry W. Hopkins SIGNATURE OF WITNESS

Terry W. Hopkins NAME OF WITNESS

/s/ Timothy C. Reis SIGNATURE OF WITNESS

Timothy C. Reis NAME OF WITNESS

Signed as a deed on behalf of EMS TECHNOLOGIES, INC. a company incorporated in the State of Georgia, United States of America, by PAUL B. DOMORSKI, being [a] person[s] who, in accordance with the laws of that territory, [is OR are] acting under the authority of the company.

/s/ Paul B. Domorski Authorized signatory
Paul B. Domorski
President and CEO

/s/ Timothy C. Reis Authorized signatory
Timothy C. Reis
Assistant Secretary